SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CENTERSTATE BANKS OF FLORIDA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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CENTERSTATE BANKS OF FLORIDA, INC.

March 23, 2009

TO THE SHAREHOLDERS OF

CENTERSTATE BANKS OF FLORIDA, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of CenterState Banks of Florida, Inc. which will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Tuesday, April 28, 2009 beginning at 10:00 a.m.

At the Annual Meeting you will be asked to consider and vote upon the reelection of the directors to serve until the next Annual Meeting of Shareholders and approval of an amendment to our 2007 Equity Incentive Plan. Shareholders also will consider an advisory and non-binding proposal on our executive compensation program, as required by our recent sale of shares to the United States Treasury pursuant to its capital purchase program. Shareholders also will consider and vote upon such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

We hope you can attend the meeting and vote your shares in person. In any case, we would appreciate your completing the enclosed proxy and returning it to us. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the meeting, you may vote your shares in person.

We want to thank you for your support during the past year. If you have any questions about the Proxy Statement, please do not hesitate to call us.

Sincerely,

/s/ Ernest S. Pinner
Ernest S. Pinner
Chairman, President and Chief Executive Officer

CENTERSTATE BANKS OF FLORIDA, INC.

42745 U.S. HIGHWAY 27

DAVENPORT, FL 33837

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2009

Notice is hereby given that the Annual Meeting of Shareholders of CenterState Banks of Florida, Inc. (“CenterState”) will be held at Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Tuesday, April 28, 2009 beginning at 10:00 a.m. (“Annual Meeting”), for the following purposes:

1. Elect Directors. To elect directors to serve until the Annual Meeting of Shareholders in 2010.

2. Amend 2007 Equity Incentive Plan. To approve an amendment to the CenterState 2007 Equity Incentive Plan.

3. Shareholder Advisory (Non-Binding) Vote on Compensation. To consider and approve the following advisory (non-binding) proposal: “Resolved, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis section and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

4. Other Business. To transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 27, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy to CenterState in the accompanying envelope. The proxy may be revoked by the person executing the proxy at any time before it is exercised by filing with the Secretary of CenterState an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ernest S. Pinner
Ernest S. Pinner
March 23, 2009	Chairman, President and Chief Executive Officer

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2009

The proxy statement and 10K report to shareholders are available at www.

YOUR VOTE IS IMPORTANT

Please vote as promptly as possible by signing, dating and returning the enclosed Proxy Card

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

CENTERSTATE BANKS OF FLORIDA, INC.

TO BE HELD ON

APRIL 28, 2009

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of CenterState Banks of Florida, Inc. (“we,” “our,” “us,” “CenterState,” or “CenterState Holding Company”) in connection with the solicitation of proxies by the Board of Directors of CenterState from holders of our outstanding shares of the $.01 par value common stock (“CenterState common stock”) for use at the Annual Meeting of Shareholders of CenterState to be held on Tuesday, April 28, 2009, and at any adjournment or postponement thereof (“Annual Meeting”). The Annual Meeting is being held to elect directors to serve until the Annual Meeting of Shareholders in 2010, to approve an amendment to our 2007 Equity Incentive Plan, to approve an advisory resolution on our executive compensation, and transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. This Proxy Statement is dated March 23, 2009, and it and the accompanying notice and form of proxy are first being mailed to our shareholders on or about March 23, 2009.

Our principal executive office is located at 42745 U.S. Highway 27, Davenport, Florida 33837. Our telephone number at such office is (863) 419-7750.

Record Date, Solicitation and Revocability of Proxies

Our Board of Directors has fixed the close of business on February 27, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of CenterState common stock at the close of business on such date will be entitled to vote at the Annual Meeting. At the close of business on such date, there were 12,474,315 shares of CenterState common stock outstanding and entitled to vote held by approximately 989 registered shareholders of record, as reported by our transfer agent, Continental Stock Transfer & Trust Company. Holders of CenterState common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of CenterState common stock held of record at the close of business on February 27, 2009. The affirmative vote of the holders of a plurality of shares of CenterState common stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of directors and a majority of the total votes cast is required for approval of the amendment to the CenterState 2007 Equity Incentive Plan. Approval of the advisory (non-binding) resolution on our executive compensation program requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote.

Shares of CenterState common stock represented by a properly executed proxy, if such proxy is received prior to the vote at the Annual Meeting and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CENTERSTATE COMMON STOCK WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF CENTERSTATE OF THE NOMINEES LISTED BELOW, APPROVAL OF THE AMENDMENT TO THE CENTERSTATE 2007 EQUITY INCENTIVE PLAN, FOR APPROVAL OF THE RESOLUTION ON OUR EXECUTIVE COMPENSATION, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Secretary, (ii) properly submitting to our Secretary a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: CenterState Banks of Florida, Inc., 42745 U.S. Highway 27, Davenport, Florida 33837, Attention: Ernest S. Pinner, Chairman, President and Chief Executive Officer.

A copy of our 2008 Annual Report to Shareholders, including financial statements as of and for the years ended December 31, 2008 and 2007, accompanies this Proxy Statement.

Internet Availability of Proxy Materials

Under rules recently adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card or voting instruction form sent to stockholders of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Annual Meeting is being held to elect directors to serve a one- year term of office. Each of our directors serves for a term expiring at the next Annual Meeting of Shareholders, and until his or her successor is duly elected and qualified. Accordingly, the terms of each member of the Board expire at the Annual Meeting and, therefore, such individuals are standing for reelection to a one-year term expiring at the Annual Meeting of Shareholders in 2010.

All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the election of the nominees listed below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINEES LISTED BELOW.

The following tables set forth the name and age of each nominee or director continuing in office, a description of his or her position and offices with CenterState other than as a director, if any, and a brief description of his or her principal occupation and business experience during at least the last five years. Each of the following individuals, except G. Tierso Nunez II, Frank M. Foster, Jr. and Gail Gregg-Strimenos, is also serving as a director of either CenterState Bank Central Florida, N.A., CenterState Bank N.A., CenterState Bank of Florida, N.A., or Valrico State Bank, which are wholly-owned subsidiaries of CenterState. For information concerning compensation of directors, membership on committees of the Board of Directors, number of meetings held and director attendance history, see “DIRECTOR COMPENSATION.”

Nominee, Year First Elected a Director and Age	Information About Nominee
James H. Bingham, 1999 60	President of Concire Centers, Inc., a Commercial real estate development.

G. Robert Blanchard, Jr., 2005 45	Chairman and President of WRB Enterprises, Inc., a diversified holding company. Director of The Bank of Tampa.

Nominee, Year First Elected a Director and Age	Information About Nominee
C. Dennis Carlton, 2008 56	President and owner of Mid-State Realty Company (1975-present); Cattle rancher and citrus grower (1976-present).

Frank M. Foster, Jr., 2006 66	Retired executive, past CEO and Chairman of a publicly traded corporation, Diagonal Data Corp (1982-1991). Past Chairman of Openware Technologies and past director of Rehab Management Systems. Also past member of the Advisory Board of First Union National Bank.

Bryan W. Judge, 1999 81	Self-employed, farming (1994-present); Chief Executive Officer of Judge Farms (1965-1994).

Samuel L. Lupfer, IV, 1999-2003; 2005 53	Insurance Executive, Divisional President of Bouchard Insurance (2003 to present). President and majority owner of Lupfer-Frakes Insurance (1991-2003).

Lawrence W. Maxwell, 2002 64	Chairman, Century Realty Funds, Inc., a residential and commercial real estate company.

Rulon D. Munns, 2006 59	Shareholder, Bogin, Munns & Munns, Law firm; Owner of various small businesses and real estate investment companies.

George Tierso Nunez II, 2004 55	President, GT Nunez & Associates, P.A. (certified public accounting firm) (1992 to present).

Thomas E. Oakley, 2002 66	President, Oakley Groves, Inc. (citrus business) (1961 to present). Past director of Alico, Inc., a public company (agricultural and land management business) (1992-2005).

Ernest S. Pinner, 2002 61	Chairman of CenterState Bank Central Florida, N.A., CenterState Bank West Florida N.A., and CenterState Bank of Florida N.A. (2002 to present); Chairman of Board (2004 to present), Chief Executive Officer and President (2002 to present) and Executive Vice President (2000 to 2001) of CenterState Banks Holding Company; President and Chief Executive Officer of CenterState Bank of Florida N.A. (2000 to 2003); Chairman of CenterState Bank Mid Florida (2004 to 2007); Area President and Senior Vice President of First Union National Bank (1986 to 1999).

J. Thomas Rocker, 1999 66	Retired executive and investor (2001 to present) CEO and owner of Arctic Services, Inc. (1970-2001); Church Business Administrator Volunteer (2002-2004).

Gail Gregg-Strimenos, 2006 61	Interior designer 1985 to present; President & CEO Family Dynamics 2003 to present; 1st Impression Design, LLC.

Director Independence

The Board of Directors has determined that a majority of our directors are independent. In determining director independence, the Board considers all relevant facts and circumstances, including the rules of the National Association of Securities Dealers (“NASD”). The Board considers the issue not only from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board of Directors has determined that the following eleven of our thirteen directors are independent under NASD guidelines: Messrs. Bingham, Carlton, Foster, Gregg-Strimenos, Judge, Munns, Nunez, Oakley, Rocker, Blanchard and Lupfer. Although Messrs. Lupfer and Munns are independent pursuant to the NASD guidelines, they are not considered independent pursuant to the Sarbanes-Oxley Act of 2002, and as such are not permitted to be an audit committee member (see, “CERTAIN RELATED TRANSACTIONS” included in this proxy statement). As a member of management, Mr. Pinner is not considered independent. The other non-management director, who is not considered independent because of his prior or current business relationships with CenterState, is Mr. Maxwell, who continues to participate in the Board’s activities and provide valuable insights and advice.

Information about the Board of Directors and Its Committees

Our Board of Directors held eight meetings during the year ended December 31, 2008, of which three were by telephone. See “DIRECTOR COMPENSATION” for a history of attendance by each director. Our Board of Directors had five committees during 2008. Certain information regarding the functions of these standing committees, their membership, and the number of meetings held during 2008 follows:

The Strategic Planning Committee is responsible for guiding the strategic direction of CenterState. The current members of this committee consist of Messrs. Blanchard, Foster, Maxwell and Pinner. The committee held two meetings during 2008.

The Loan Committee is responsible for reviewing and approving credit in excess of certain limits established for the respective Boards of Directors of our subsidiary banks. The committee members are Messrs. Pinner, Bingham, Judge, Maxwell, Lupfer and Munns. The committee did not hold any meetings during 2008. During 2008 our Board reorganized the function and structure of the loan approval process for the largest and more complex credit arrangements. First, each of our subsidiary banks has a board of directors who have the overall responsibility for lending for that particular bank. All but three of our directors are also directors of each of our subsidiary banks, and Chairman Pinner either chairs or is represented on each of these boards. Second, although each subsidiary bank board has the overall responsibility for lending for that particular bank, loan requests in excess of certain limits must be approved by the senior corporate loan committee whose members are the CEOs of each our subsidiary bank and Chairman Pinner. Although a majority vote from this committee is required to approve these types of loan requests, Chairman Pinner has veto power over the approval. Lastly, any loan in excess of $4 million or credit relationship in excess of $8 million is reported to the corporate Board of Directors for their review and comments. In essence, the corporate Board of Directors monitors the activities of the senior corporate loan committee.

For information regarding our Nominating Committee, see “DIRECTOR COMPENSATION” and “NOMINATING COMMITTEE.”

For information regarding our Audit Committee, see “DIRECTOR COMPENSATION” and “AUDIT COMMITTEE REPORT.”

For information regarding our Compensation Committee, see “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis,” “DIRECTOR COMPENSATION” and “COMPENSATION COMMITTEE REPORT.”

We do not have a policy that requires directors to attend the Annual Meeting. All members of the Board attended last year’s Annual Meeting, except for Mr. Donley, who passed away during 2008 and Mr. Carlton who was appointed to the Board subsequent to last year’s Annual Meeting.

Executive Officers

The following lists our named executives, all positions held by them in CenterState, including the period each such position has been held, a brief account of their business experience during the past five years and certain other information including their ages. Executive officers are appointed annually at the organizational meeting of the Board of Directors, which follows our annual meeting of shareholders, to serve until a successor has been duly elected and qualified or until his death, resignation, or removal from office. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

Named Executive Officers	Information about our Named Executive Officers
Ernest S. Pinner, 61	Chairman of CenterState Bank Central Florida, N.A. and CenterState Bank, N.A.; Chairman of Board (2004 to present), Chief Executive Officer and President (2002 to present) and Executive Vice President (2000 to 2001) of CenterState Holding Company; President and Chief Executive Officer of CenterState Bank of Florida, N.A. (2000 to 2003); Chairman of CenterState Bank Mid Florida (2004 to 2007); Area President and Senior Vice President of First Union National Bank (1986 to 1999).

James J. Antal, 57	Senior Vice President, Chief Financial Officer and Corporate Secretary of CenterState Holding Company (November 1999 to present); self-employed certified public accountant (November 1998 to November 1999); Senior Vice President, Chief Financial Officer and Treasurer of Trumbull Savings and Loan Company (August 1992 to November 1998); Senior Vice President and Chief Financial Officer of Metropolitan Savings Bank of Cleveland (1984-1992).

John C. Corbett, 40	Executive Vice President of CenterState Holding Company (2007 to present); President, Chief Executive Officer and Director of CenterState Bank of Florida, N.A. (2003 to present); Executive Vice President and Chief Credit Officer of CenterState Bank of Florida, N.A. (2000 to 2003); Vice President and Commercial Banking Officer of First Union National Bank (1990 to 1999).

Timothy A. Pierson, 49	President, Chief Executive Officer and Director of CenterState Bank, N.A. (March 2007 to present); President, Chief Executive Officer and Director of CenterState Bank Mid Florida (July 2003 to November 2007); Executive Vice President of CenterState Bank West Florida (October 1992 to July 2003).

Thomas E. White, 54	President, Chief Executive Officer and Director of CenterState Bank Central Florida, N.A. (1989 to present).

Management and Principal Stock Ownership

The following sets forth, as of February 27, 2009, the stock ownership of each of our directors, our named executive officers, and all directors and executive officers as a group. To our knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on February 27, 2009 were Director Lawrence W. Maxwell (12.0%), P.O. Box 5252, Lakeland, FL 33807 and Wellington Management Co., LLP (7.4%), 75 State Street, Boston, MA 02109.

Directors	Amount and Nature of Beneficial Ownership(a)	Percentage of CenterState Common Stock(a)
James H. Bingham	144,078 shares(c)	1.16%

G. Robert Blanchard, Jr.	325,522 shares(d)	2.61%

C. Dennis Carlton	164,934 shares(e)	1.32%

Frank M. Foster, Jr.	37,331 shares(f)	0.30%

Bryan W. Judge	118,478 shares(g)	0.95%

Samuel L. Lupfer, IV	82,808 shares(h)	0.66%

Lawrence W. Maxwell	1,500,983 shares(i)	12.03%

Rulon D. Munns	6,748 shares(j)	0.05%

George Tierso Nunez II	1,200 shares(k)	0.01%

Thomas E. Oakley	201,331 shares(l)	1.61%

Ernest S. Pinner	294,892 shares(m)	2.31%

J. Thomas Rocker	59,248 shares(n)	0.47%

Gail Gregg-Strimenos	117,468 shares(o)	0.94%

Named Executives
Ernest S. Pinner	294,892 shares(m)	2.31%

James J. Antal	54,614 shares(p)	0.44%

John C. Corbett	50,580 shares(q)	0.45%

Timothy A. Pierson	51,660 shares(r)	0.41%

Thomas E. White	103,889 shares(s)	0.83%

All Directors & Executive Officers as a group (19 individuals)		3,479,902 26.75%

Other 5% owners
Wellington Management Co., LLP(b)		925,342 7.42%

(a)

Information relating to beneficial ownership of CenterState common stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from December 31, 2008. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, nominees and directors continuing in office are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as otherwise indicated, directors possessed sole voting and investment power as to all shares of CenterState common stock set forth opposite their names.

(b)	Information is as of December 31, 2008 as reported by Wellington Management Co., LLP on its SEC Form 13F filing. Wellington Management Co., LLP is located at 75 State Street, Boston, MA 02109.

(c)	James H. Bingham. The nature of his beneficial ownership is as follows: 56,934 shares are held by a trust he controls, 3,368 shares are owned jointly with his spouse, 484 shares are owned by his spouse, 3,222 shares are owned by a company he controls, 368 shares are owned by a dependent child, 78,702 shares are owned individually, including those held in his retirement account, and presently exercisable options for 1,200 shares. (51,153 shares are pledged as security.)

(d)	G. Robert Blanchard, Jr. The nature of his beneficial ownership is as follows: 1,880 shares are owned individually, 309,034 shares are owned by a corporation he controls and presently exercisable options for 14,608 shares. (237,350 shares are pledged as security.)

(e)	C. Dennis Carlton. The nature of his beneficial ownership is as follows: 81,206 shares are held by a Trust he controls, 83,528 shares are owned individually and presently exercisable options for 200 shares. (No shares are pledged as security.)

(f)	Frank M. Foster, Jr. The nature of his beneficial ownership is as follows: 15,076 shares are held by a trust he controls, 4,349 shares are owned individually, 10,002 shares are owned by his IRA account, and presently exercisable options for 7,904 shares. (No shares are pledged as security.)

(g)	Bryan W. Judge. The nature of his beneficial ownership is as follows: 960 shares are owned individually, 73,948 shares are owned jointly with his spouse, 42,370 are owned by a trust he controls, and presently exercisable options for 1,200 shares. (42,754 shares are pledged as security.)

(h)	Samuel L. Lupfer, IV. The nature of his beneficial ownership is as follows: 64,208 shares are owned by a Trust he controls, 400 shares are owned by a dependent child and 17,000 shares are owned individually and presently exercisable options for 1,200 shares. (No shares are pledged as security.)

(i)	Lawrence W. Maxwell. The nature of his beneficial ownership is as follows: 13,408 shares are owned individually, 1,486,375 shares are owned jointly with spouse and presently exercisable options for 1,200 shares. (290,878 shares are pledged as security.)

(j)	Rulon D. Munns. The nature of his beneficial ownership is as follows: 5,548 shares are owned jointly with spouse and presently exercisable options for 1,200 shares. (No shares are pledged as security.)

(k)	George Tierso Nunez II. The nature of his beneficial ownership is as follows: presently exercisable options for 1,200 shares. (No shares are pledged as security.)

(l)	Thomas E. Oakley. The nature of his beneficial ownership is as follows: 153,266 shares are owned by a trust he controls, 690 shares are owned by a dependent child, 900 shares are owned by his spouse, 31,867 shares are owned individually and presently exercisable options for 14,608 shares. (153,266 shares are pledged as security.)

(m)	Ernest S. Pinner. The nature of his beneficial ownership is as follows: 15,512 shares are owned individually and presently exercisable options for 279,380 shares. (No shares are pledged as security.)

(n)	J. Thomas Rocker. The nature of his beneficial ownership is as follows: 31,742 shares are owned individually including those held in his IRA account, 7,430 shares are owned jointly with his spouse, 18,876 shares are owned by his spouse and presently exercisable options for 1,200 shares. (No shares are pledged as security.)

(o)	Gail Gregg-Strimenos. The nature of her beneficial ownership is as follows: 3,326 shares are owned individually, 19,972 shares are owned jointly with her spouse, 69,350 shares are owned by two companies she controls, and presently exercisable options for 24,820 shares. (No shares are pledged as security.)

(p)	James J. Antal. The nature of his beneficial ownership is as follows: 3,114 shares are owned jointly with his spouse and presently exercisable options for 51,500 shares. (No shares are pledged as security.)

(q)	John C. Corbett. The nature of his beneficial ownership is as follows: 5,000 shares are owned by his IRA account and presently exercisable options for 45,556 shares. (No shares are pledged as security.)

(r)	Timothy A. Pierson. The nature of his beneficial ownership is as follows: 11,262 shares are owned by a trust he controls, 1,386 shares are owned by his IRA account and presently exercisable options for 39,012 shares. (No shares are pledged as security.)

(s)	Thomas E. White. The nature of his beneficial ownership is as follows: 52,455 shares are owned individually, 29,434 shares are owned by a corporation he controls and presently exercisable options for 22,000 shares. (35,000 shares are pledged as security.)

PROPOSAL TWO

AMENDMENT TO CENTERSTATE 2007 EQUITY INCENTIVE PLAN

At the Annual Meeting, shareholders will be asked to approve the following amendment to the CenterState 2007 Equity Incentive Plan. This amendment was approved by our Board of Directors on February 3, 2009 but will not become effective unless and until approved by the shareholders:

•

Increase the Total Number of Shares available for grant under the Plan. The 2007 Equity Incentive Plan currently limits the number of shares of our common stock that may be delivered pursuant to all awards to 700,000 shares. The proposed amendment increases the aggregate share limit by 650,000 shares to 1,350,000.

•

Increase number of Shares available for Grant to Employees and Directors. The 2007 Equity Incentive Plan allows us to make grants of awards of up to 600,000 shares to our employees, and 100,000 shares to our directors. The proposed amendment would increase the number of shares that may be awarded to employees by 600,000 to 1,200,000 shares and that may be awarded to directors by 50,000 shares to 150,000 shares.

The plan was originally adopted by our Board of Directors on January 9, 2007 and approved by shareholders on April 24, 2007. As of December 31, 2008, we had granted options covering a total of 604,500 shares of our common stock under the plan.

Our Board of Directors approved the foregoing amendment based in part on a belief that this amendment would give us greater flexibility to structure future incentives and better attract, retain and award key employees and also our directors. If shareholders do not approve this proposal, the current share limitations under, and the other terms and conditions of, the plan will continue in effect.

Summary of the Plan

The principal features of the plan are summarized below.

Plan Administration. The plan is administered by our Board of Directors, a majority of whom meet the NASD standard for director independence, and/or our Board’s Compensation Committee, which consists of at least two members of the Board, each of whom meets the NASD standard for director independence. The Board through its Compensation Committee, has the sole authority to, among other things, to:

•	Select participants and grant awards,

•	Determine the number of shares to be subject to the types of awards,

•	Determine the terms and conditions upon which awards will be granted under the plan, including the vesting requirements of awards,

•	Prescribe the form and terms of award agreements,

•	Establish procedures and regulations for the administration of the plan,

•	Interpret the plan, and

•	Make all determinations necessary or advisable for administration of the plan.

Eligibility. The directors and employees of CenterState and its subsidiaries are eligible to participate in the plan.

Awards. The plan provides for the grant of incentive and non-statutory options, stock appreciation rights, restricted stock, performance unit awards, as such terms are defined in the plan. The number and form of grants that will be made in the future under the plan are not currently determinable. As of February 27, 2009, the closing price of a share of CenterState common stock was $            . As of February 27, 2009, the number of options granted under this plan included the following awards:

Ernest S. Pinner	26,000
James J. Antal	50,000
Thomas E. White	20,000
John C. Corbett	45,000
Timothy A. Pierson	38,000

All current executive officers as a group: 209,000

All current directors who are not executive officers as a group: 67,000

James H. Bingham	6,000
G. Robert Blanchard, Jr.	6,000
C. Dennis Carleton	1,000
Frank M. Foster, Jr.	6,000
Bryan W. Judge	6,000
Samuel L. Lupfer, IV	6,000
Lawrence W. Maxwell	6,000
Rulon D. Munns	6,000
George Tierso Nunez, II	6,000
Thomas E. Oakleigh	6,000
Ernest S. Pinner	26,000
J. Thomas Rocker	6,000
Gail Gregg-Strimenos	6,000

All employees, including all current officers who are not executive officers, as a group	328,500

Shares Subject to the Plan. If the amendment t the plan is approved by shareholders at the annual meeting, then the plan will authorize the issuance of up to 1,350,000 shares of the Company common stock. Of this amount, 1,200,000 shares will be allocated to employees, all of which may be issued as incentive stock options, and 150,000 shares will be allocated to directors. If any shares are subject to an award under the plan that is forfeited, cancelled, expires, lapses or otherwise terminates without the issuance of such shares, those shares will again be available for grant under the plan. Likewise, shares that are tendered to CenterState by a participant as full or partial payment of the exercise price of any stock option granted under the plan or in payment of any withholding tax incurred in connection with any award under the plan shall be available for issuance under the plan. The shares issued under the plan may consist, in whole or in part, of authorized but unissued shares or treasury shares.

Adjustments. In the event of a merger or consolidation (in each case where the shares of CenterState are converted into stock and/or cash of another entity), or any corporate structure affecting CenterState common stock, adjustments and other substitutions will be made to the plan, including adjustments in the maximum, number of shares subject to the plan and other numerical limitations. Adjustments will also be made to awards under the plan as the Board in its sole discretion deems equitable or appropriate.

Options. Incentive and non-statutory options to purchase shares of CenterState common stock may be granted under the plan, either alone or in addition to other awards and for no consideration or for such consideration as the Board may determine or as may be required by applicable law. The price at which a share may be purchased under an option may not be less than the market value of a share on the date the option is granted. Market value means the last reported sale price of CenterState common stock reported on the Nasdaq National Market on the relevant date of determination. The plan permits the Board to establish the term of each option, but its term shall not exceed ten years. Options may be exercised for whole shares only. If an option would otherwise be exercisable for fractional shares, the option is rounded down to the nearest whole share amount. Options may vest and become fully exercisable in the event a change in control occurs as described below. The plan contains various provisions governing the participant’s right to exercise an option upon the termination of the participant’s employment with CenterState.

Stock Appreciation Rights. Stock appreciation rights entitle a participant to receive upon exercise an amount equal to the number of shares subject to the award multiplied by the excess of the fair market value of a share at the time of exercise over the grant price of such share. Stock appreciation rights will generally have the same terms and conditions as options, as described above. Stock appreciation rights may be granted to participants either alone or in addition to other awards and may, but need not, relate to a specific option. Any stock appreciation rights related to an option may be granted at the same time the option is granted or anytime after the grant but before exercise or expiration of the option. The term of a stock appreciation right may not exceed ten years and limited stock appreciation rights may be granted which are exercisable only upon a change in control or other specific event and may be payable based on the spread between the base price of the stock appreciation right and the market value of a share of common stock during a specified period or at a specified time within a specified period before, after or including the date of the change in control or other specified event. The plan contains various provisions governing the participant’s right to exercise a stock appreciation right upon the termination of the participant’s employment with CenterState.

Restricted Stock. Restricted stock awards may be issued to participants for no cash consideration, or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the plan. Restricted stock vests and becomes fully exercisable as determined by the Board, but in no event earlier than one year from its grant date. Restricted stock vests and becomes fully exercisable in the event: (i) a change in control occurs, as described below, and service is terminated within 12 months thereafter; or (ii) the death or disability of the participant. If a participant’s service with CenterState is terminated, the participant shall forfeit any unvested restricted stock (except in certain cases following a change in control).

Performance Unit Awards. Other awards of CenterState common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, CenterState common stock or the attainment by CenterState of certain performance goals, may be granted to participants, either alone or in addition to other awards. Stock unit awards may be paid in shares of CenterState common stock or cash, as the Board may determine. Shares granted as stock unit awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. At the time the performance goals established have been attained or otherwise satisfied within the performance cycle, the payment of the performance shares or cash in the name of the participant will be made, equal to the value of the performance shares at the end of the performance cycle.

Change in Control. Unless otherwise determined by the Board at the time of the grant of an award, in the event of a change in control of CenterState, all outstanding stock options will become fully vested. If a participant’s service with CenterState is involuntarily terminated at any time within twelve months after a change in control, and unless otherwise determined by the Board at the time of the grant of an award, any restricted period with respect to restricted shares will lapse and all such shares will become fully vested and, with respect to performance units, the participant will be entitled to receive a prorata payment to the same extent as if the participant had ceased service because of death or disability. A “change in control” means, with certain exceptions: (i) an acquisition of beneficial ownership of 50% or more of the outstanding common stock; (ii) a merger in which CenterState is not the surviving entity, or a sale by CenterState or the Bank of all or substantially all of its assets; or (iii) the acquisition by any person of the Bank by means of a merger, consolidation or purchase of 80% or more of its outstanding shares.

Effective Date, Term, Amendment and, Termination. The plan remains in effect until the earlier of (a) the date that no additional shares are available for issuance, (b) the date the plan is terminated by the Board of Directors in accordance with its terms or (c) April 24, 2017. Termination will not affect grants and awards then outstanding under the plan. The Board of Directors may terminate or, amend the plan at any time without shareholder approval, unless such approval is necessary to comply with the Securities Exchange Act of 1934, the Internal Revenue Code, NASD rules, or other applicable law. No termination, amendment or modification of the plan may in any manner affect any award previously granted under the plan without the consent of the participant to whom the award was granted or the transferee of the award.

Restriction on Transfer. Awards granted under the plan are generally non-transferable, except by will or the laws of descent and distribution. The Board may permit participants to transfer awards (other than stock options) to members of their immediate family to one or more trusts solely for the benefit of such immediate family members, and to partnerships into which such family members or trusts are the only trusts.

Other Provisions. The Board may establish procedures providing for the delivery of shares of CenterState common stock, in satisfaction of withholding tax obligations.

Federal Income Tax Consequences. Under present law, the following are the U.S. federal income tax consequences generally arising with respect to stock options, stock appreciation rights, and performance unit awards:

Upon exercising a non-statutory option, a participant must recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. CenterState will be entitled to a deduction for the same amount. Upon resale of such shares by the optionee, any difference between the sales price and fair market value on the date of exercise will be treated as capital gain (or loss) if the stock has been held for at least 12 months.

For an incentive stock option, the optionee generally will recognize no taxable income upon grant or exercise of the option. If the acquired stock is held for at least two years from date of grant and one year from date of exercise, any gain or loss realized upon disposition of the shares will be treated as long-term capital gain or loss. If the acquired stock is sold prior to the satisfaction of these holding period requirements, the difference between the option price and the fair market value of the shares on the date of exercise will be treated as ordinary compensation income. CenterState will be entitled to a deduction for the same amount. Any difference between fair market value on date of exercise and the sales price will be recognized as either short or long term capital gain or loss, depending upon the amount of time the acquired stock was held. For alternative minimum tax purposes, the exercise of an incentive stock option will create an adjustment item in the year of exercise equal to the difference between the option price and fair market value on date of exercise. This adjustment item will also create adjusted tax basis for alternative minimum tax purposes equal to fair market value on date of exercise.

Upon exercise of a stock appreciation right, a participant must recognize ordinary income equal to the amount of cash received plus the fair market value of any shares received. CenterState will be entitled to a deduction for the same amount.

Recipients of restricted stock awards will recognize ordinary income in an amount equal to the fair market value of the shares of CenterState common stock granted to them at the time that the shares vest and become transferable. A recipient of a restricted stock award may also elect, however, to accelerate the recognition of income with respect to his or her grant to the time when shares of common stock are first transferred to him or her, notwithstanding the vesting schedule of such awards. CenterState will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of restricted stock awards in the year in which such amounts are included in income.

Performance unit awards result in the recognition of ordinary income in an amount equal to the cash received, as well as the fair market value of shares of Company common stock paid to participants. CenterState will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by plan participants. The Internal Revenue Code generally limits the deduction for certain compensation in excess of $1.0 million per year paid by a publicly-traded corporation to its covered executives. Certain types of compensation, including compensation based on performance goals, are excluded from the $1.0 million deduction limitation. In order for compensation to qualify for this exception: (i) it must be paid solely on account of the attainment of one or more preestablished, objective performance goals; (ii) the performance goal must be established by a compensation committee consisting solely of two or more outside directors; (iii) the material terms under which the compensation is to be paid, including performance goals, must be disclosed to and approved by shareholders in a separate vote prior to payment; and (iv) prior to payment, the compensation committee must certify that the performance goals and any other material terms were in fact satisfied.

Other Information. The plan is not exclusive and does not limit the authority of the Board or its Boards to grant awards or authorize any other compensation, with or without reference to shares, under any other plan or authority.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE CENTERSTATE 2007 EQUITY INCENTIVE PLAN

PROPOSAL THREE

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 into law. The Act includes a provision, commonly referred to as “Say-on-Pay” that amends existing law and requires a TARP recipient to: “permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material).” We are a TARP recipient because of our participation in the U.S. Department of Treasury’s Capital Purchase Program, pursuant to which we issued preferred stock and warrants to purchase our common stock to the Treasury.

We are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis section and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

As provided in the Act, the vote is non-binding on the board of directors and may not be construed as overruling a decision by the board of directors, not creating or implying any additional fiduciary duty by the board of directors, not be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

We believe that our compensation policies and procedures are strongly aligned with the long-term interest of our shareholders. Because your vote is advisory, it will not be binding upon the board of directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURES REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Corporate Governance

The Compensation Committee (the “Committee”) of our Board of Directors is composed of four members, each of whom is an independent director under the rules of the National Association of Securities Dealers. The current members are Messrs. Oakley (Chairman), Judge, Rocker and Ms. Gregg-Strimenos. These are the same independent director members who served on this Committee in 2007 and 2008. Mr. Donley had served on the Committee and was Chairman until he passed away in August 2008, at which time Mr. Oakley was appointed Chairman to take his place. Each year, at the first board of directors’ meeting following the annual shareholders’ meeting, which generally occurs on the last Tuesday in April, the board appoints committee members, including Compensation Committee members, to serve on the appointed committee for a period of one year (i.e. until the first board meeting following next year’s annual shareholders’ meeting). The Chairman of the Board, who is also the President and Chief Executive Officer, generally attends the Committee meetings and helps facilitate the process. However, he does not have a vote and is not present when the Committee meets to discuss his compensation and performance.

The Committee adopted a revised and updated Charter (“Compensation Committee Charter”) on April 24, 2006, which was approved by the Company’s Board of directors on the same date. A copy of the Compensation Committee Charter is included on the Company’s website at www.csflbanks.com or www.centerstatebanks.com under Investor Relations / Governance Documents. The Charter describes the Committee’s purpose, membership requirements, authority and responsibilities. The Committee meets as often as necessary to carry out its responsibilities. Meetings can be called by any member of the Committee. During 2008, the Committee held three meetings in person and one by telephone. The Committee’s authority and responsibilities, as described in the Charter, are as follows:

The Committee has the sole authority to retain and terminate any legal counsel or compensation or other consultant used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors and the sole authority to approve the payment of the advisor’s fees and other retention items. All fees and other retention items for compensation consultants, internal or external legal, accounting or other advisors shall be paid by the Company.

Chairman and/or the Chief Executive Officer. The Committee sets corporate goals and objectives relevant to the Chairman’s and/or the Chief Executive Officer’s compensation. In determining the long-term incentive component of the Chairman and/or the Chief Executive Officer compensation, the Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards to chairmen and/or the chief executive officers at comparable companies, and the awards given to the Company’s Chairman and/or the Chief Executive Officer in past years. The Committee annually reviews and evaluates the Chairman’s and/or the Chief Executive Officer’s performance in light of those goals and objectives. The Committee has the sole authority to approve, amend or terminate these goals and objectives for the Chairman and/or the Chief Executive Officer of the Company and to determine all compensation levels based on this evaluation, including the following: (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) special or supplemental benefits, if any. Following each action by the Committee, the Committee makes a report to the full Board at the next regularly scheduled meeting of the full board.

Ratification Required by the Board. The following are presented as a recommendation to the full Board and subject to approval by the full Board: (i) any action, including, but not limited to, the adoption or amendment of any non-qualified equity compensation plan, that is required by law or regulation to be submitted to the stockholders of the Company for approval, and (ii) any approval, amendment or termination of change in control agreements/provisions related to the directors or officers of the Company.

In the event the recommendation of the Committee is not approved by the Board, the recommended action must be returned to the Committee for further consideration. Any future Committee recommendation regarding such item must, again, be presented to the Board for its approval. For the purpose of the Charter, a “non-qualified equity compensation plan” means any plan that does not meet the requirements of Section 401(a) or 423 of the Internal Revenue Code of 1986, as amended or the definition of an “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Security Act.

Proxy Statement. The Committee produces a report on executive compensation and a compensation discussion and analysis (“CD&A”) for inclusion in the Company’s proxy statement. The Committee recommends to the full board that the CD&A be included in the proxy statement or discloses to the full board the reasons that it cannot make such a recommendation.

Competitive Compensation Position. The Committee annually reviews market data to assess the Company’s competitive position for each component of executive compensation (especially base salary, annual incentives, long-term incentives, and supplemental executive benefit programs) by reviewing market data for appropriate peer companies.

Executive Session. The Committee determines which officers of the Company or other visitors to invite to the Committee’s meetings. In the sole discretion of the Committee, the Committee may meet in executive session at any time.

Report to the Board. Following each action by the Committee, the Committee makes a report to the full Board at the next regularly scheduled meeting of the full Board.

Charter Review. The Committee reviews and reassesses the adequacy of its Charter annually and recommends any proposed changes to the Board for approval.

Delegation/Written Consent. The Committee may form and delegate authority to subcommittees when it determines that such action is appropriate under the circumstances; and the Committee may take action in the absence of a meeting by unanimous written consent of all members. The Committee may not delegate its duties except to a subcommittee of its members.

Additional Activities. The Committee performs any other activities consistent with its Charter, the Company’s By-laws and applicable law, as the Committee deems appropriate to carry out its assigned duties or as requested by the Board.

Our CEO works closely with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments. The CEO evaluates the performance of the senior executives, and, based on these performance evaluations, market compensation surveys, and other data, he will then make recommendations to the Compensation Committee and share with them the basis for his recommendations. The Committee, at their discretion, may accept, approve, reject or modify the CEO’s recommendation. The CEO will also present bonus and profit sharing payment recommendations in the aggregate by business unit (i.e. for each of our four subsidiary Banks, their wholly owned subsidiary, C.S. Processing, and the CenterState Holding Company employees) and seek the Committee’s approval. The Committee will evaluate the CEO’s performance and determine his compensation without the CEO present.

The Compensation Committee held three meetings in person and one by telephone during 2008. The focus of these meetings was on annual compensation adjustments and approvals of profit sharing and cash based incentive payments. Occasionally, activities delegated to the Compensation Committee by the Board of Directors are resolved directly by the Board of Directors at its meeting for the sake of convenience and efficiency. For example, the Compensation Committee has been delegated the responsibility for granting stock option awards. From time to time these grants are authorized directly by the Board of Directors.

In general, our Board of Directors has established the Compensation Committee to, among other duties: (1) approve aggregate bonus and profit sharing payments for each major business unit of our Company; (2) review and approve the compensation of our CFO, COO and subsidiary bank Presidents based on recommendations of our CEO; and, (3) evaluate the performance and determine the compensation of our CEO. The focus of this Compensation Discussion and Analysis is our CEO, CFO and the next three highest compensated executives (collectively, the “named executives” or “SEOs”). The objectives and goals of our compensation programs are to attract, employ, retain and reward executives capable of leading us in achieving our business objectives by rewarding past performance and seeking to align their long term interest with those of our shareholders.

Compensation Committee Requirements under TARP

On November 21, 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”), the Company issued and sold to the U.S. Department of Treasury, Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and a related Warrant to purchase common stock. Pursuant to the issuance of the capital instruments described, the Company, and specifically the Compensation Committee, now must perform and document certain duties and requirements as summarized below.

Senior Executive Officers (“SEOs”) compensation in excess of $500,000 per year will not be tax deductible, as long as the Company is a participant in the TARP CPP.

Incentive compensation clawbacks require the Company to provide for the recovery of bonus or incentive compensation paid to an SEO based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. Unlike the clawback provisions under the Sarbanes-Oxley Act of 2002, the Emergency Economic Stabilization Act of 2008 (“EESA”) clawback provisions do not require that “misconduct” cause the inaccurate results. In addition, the rules under CPP specifically note that the clawback requirements are not triggered only by an accounting restatement, are not limited to a specific recovery period and are not limited to material inaccuracies related to financial reporting.

Companies participating in the CPP may not make “golden parachute payments” to a SEO during the period of Treasury’s investment in the Company. For purposes of the CPP, a “golden parachute payment” is defined under new Section 280G(e) of the Code and means a compensatory payment made in connection with an SEO’s “applicable severance from employment” to the extent such payment exceeds three times the SEO’s average taxable compensation for the five years preceding the year of termination.

The CPP defines an “applicable severance from employment” as a termination from employment by reason of involuntary termination or in connection with any bankruptcy filing, insolvency or receivership of the financial institution. What this means is that if there is a “change of control” other than pursuant to bankruptcy, insolvency or receivership, and payment is triggered by the change of control event, each SEO will be entitled to any potential excess parachute payment and any potential 280G gross up payment as described and agreed upon in each SEO’s change of control contract previously executed. However, if the termination of employment or the change of control event is triggered by bankruptcy, insolvency or receivership (or the SEO is involuntarily terminated, as defined by CPP), the maximum severance payment the SEO may receive shall not be more than three times his average taxable compensation for the five years preceding the event.

The Compensation Committee is required to take the following three steps with respect to the prohibition on providing incentive compensation that involves excessive risk taking.

1.	Promptly, but in no case more than 90 days of closing CPP, the Committee must review SEO incentive arrangements with the Company’s senior risk officer(s) to ensure that the arrangements do not encourage SEOs to take unnecessary risks that threaten the value of the institution.

2.	After the initial review, the Compensation Committee must meet annually with the Company’s senior risk officer(s) to discuss and review the relationship between the Company’s risk management policies and practices and SEO incentive compensation arrangements.

3.	The Compensation Committee must certify that it has completed these reviews and that the committee has made reasonable efforts to ensure that SEOs incentive compensation arrangements are appropriately designed to avoid unnecessary and excessive risk taking.

Actions taken by the Compensation Committee and other Company officials pursuant to TARP

Prior to closing, each SEO executed a waiver of claims that the executive may have against the U.S. Treasury or the Company due to participation in the CPP. An officer’s certificate was executed certifying that the amendments to compensation and benefit plans and agreements applicable to SEOs necessary to comply with the applicable provisions of Section 111 of EESA have been made. The securities purchase agreement included post-closing covenants that obligate the Company to operate our compensation plans and agreements with respect to our SEOs in a manner that complies with Section 111 of EESA and the related guidance, and the Company is prohibited from adopting plans or agreements that do not comply with these measures, as long as the Company is a participant in the CPP.

The Company’s Senior Risk Officer has reviewed all SEO incentive compensation arrangements, and on February 3, 2009 met with the Compensation Committee to discuss his analysis and conclusions. After a thorough review of the incentive compensation arrangements, the Compensation Committee unanimously determined that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

Use of Compensation Consultants

We engaged a compensation consulting firm during 2004, 2007 and 2008. In 2004, the firm was engaged to advise the Committee with regard to individual executive compensation packages, specifically with regard to our CEO and CFO. The firm’s assignment was to review the compensation of our CEO and CFO and compare it to those of similar financial institutions. In 2007, this firm was again engaged. Their 2007 assignment was to gather data from comparable financial institutions through custom surveys, follow-up telephone conversations, and data available publicly, with the focus on total incentive compensation, in particular bonus and profit sharing payments in the aggregate. Our bonus / profit sharing / incentive compensation payments extend deep throughout our organization from the CEO to our tellers. Our goal, in this process, was to compare our total incentive/profit sharing payments to those of other similar financial institutions and determine how we rank. In 2008, we revised our bonus and incentive compensation guidelines again. And again, we engaged the same compensation consulting firm to review our plans and give us their feedback. From time to time we monitor our compensation packages relative to our competitors. This allows us to make adjustments, if necessary, and enables us to compete effectively in the market place such that we can continue to recruit, motivate and retain quality people throughout our organization.

Objectives and Elements of our Compensation Programs

Our Compensation Committee believes that compensation of executive officers and others should be a result of the Company’s operating performance and should be designed to aid the Company in attracting and retaining high-performing executives. The objectives of our compensation program guidelines are to establish incentives for certain executives and others to achieve and maintain short-term and long-term operating performance goals for the Company, and to provide compensation that recognizes individual contributions as well as overall business results. We believe incentive compensation should be correlated to shareholder value. We further understand that our executives and their teams cannot directly control the stock market, our stock price or the market economy in general. However, they can affect earnings, which affects shareholder value, and, they can affect growth, which affects future earnings, which affects shareholder value, all tempered by the constraints and limitations inherent in the macro economic environment which we operate in at any given time. Our incentive compensation guidelines are designed such that there is a degree of directional consistency between earnings and growth versus incentive compensation payments. The named executive officers’ compensation is comprised of six elements: base salary, profit sharing, cash based short-term annual incentives, long term stock incentives, change in control agreements and split dollar agreements.

We have not engaged in any benchmarking of total compensation, or any material element of compensation. However, we do consult compensation surveys and executive compensation of similar financial institutions as a reference when setting base salary and other elements of compensation.

The focus of our executive compensation policy is to correlate changes in total compensation with changes in the value created for our shareholders, while at the same time continually monitoring market place compensation ranges and make appropriate adjustments. These adjustments are intended to assure ourselves that our executive compensation packages are competitive, such that we protect ourselves from our competitors taking our best talent and making ourselves sufficiently attractive to recruit the necessary additional executive talent we need to continue growing.

Compensation Program Design

Our compensation programs for the named executives include base salary, profit sharing, cash based short-term annual incentives, long-term incentive stock options, change in control agreements and split dollar agreements.

Base Salary. We strive to pay competitive base salaries to attract and retain our executives. We primarily use industry surveys as our guide to determine various salary ranges.

Profit Sharing. Profit sharing generally is a discretionary annual contribution payment to the employee’s 401(K) plan, which is in addition to the normal 401(K) employer match. Profit sharing payments can range from 0% to 10% of qualifying compensation for all employees in that particular business unit. The amount is determined by formulas that are correlated to earnings for the particular business unit. As described earlier, the Company’s incentive compensation plans are guidelines. Once the incentive amounts are calculated based on the formula guidelines, they are required to be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

For 2008, Messrs. Pinner, Antal and White received a discretionary profit sharing payment of 1.68%, 1.68% and 1.4%, respectively, as well as all of their employees in their particular business unit, which was deposited into their respective 401(K) plan accounts during the first quarter of 2009. Messrs. Corbett and Pierson, as well as the employees in their particular business unit, did not receive any payments pursuant to this program. The Compensation Committee permitted Mr. Corbett to elect out of this program in lieu of a modified cash based short-term annual incentive payment for himself and all of his employees. Mr. Pierson and his employees did not qualify and received no profit sharing payment.

For 2007, Messrs. Pinner, Antal and White received a discretionary profit sharing payment of 3%, 3% and 4%, respectively, as well as all of their employees in their particular business unit, which was deposited into their respective 401(K) plan accounts during the first quarter of 2008. Messrs. Corbett and Pierson, as well as the employees in their particular business unit, did not receive any payments pursuant to this program. The Compensation Committee permitted Messrs. Corbett and Pierson to elect out of this program in lieu of a modified cash based short-term annual incentive payment for themselves and all of the employees in their particular business unit.

For 2006, Messrs. Pinner, Antal and White received a discretionary profit sharing payment of 6%, 6% and 8%, respectively, as well as all of their employees in their particular business unit, which was deposited into their respective 401(K) plan accounts during the first quarter of 2007. Messrs. Corbett and Pierson, as well as the employees in their particular business unit, did not receive any payments pursuant to this program. The Compensation Committee permitted Messrs. Corbett and Pierson to elect out of this program in lieu of a modified cash based short-term annual incentive payment for themselves and all of the employees in their particular business unit.

In 2009, Messrs. Pinner and Antal, along with all employees in the corporate business unit, could receive a profit sharing payment in their 401(K) plan between 0% and 10% of their qualifying compensation depending on consolidated return on average assets (“ROA”) for the plan year. The table below is the guideline for this program. The Compensation Committee, at its discretion, can approve, reject or modify any payment calculated by the use of this table.

Consolidated ROA	% of qualifying compensation to be contributed to 401(K) Plan
0.19% or less	0.0%
0.20%	2.0%
0.30%	2.5%
0.40%	3.0%
0.50%	3.5%
0.60%	4.0%
0.70%	4.5%
0.80%	5.0%
0.90%	6.0%
1.00%	7.0%
1.10%	8.0%
1.20%	9.0%
1.30% or higher	10.0%

In 2009, Messrs. Corbett, Pierson and White (subsidiary Bank Presidents), along with all of their employees in their particular business unit (subsidiary banks), could receive a profit sharing payment in their 401(K) plan between 0% and 10% of their qualifying compensation depending on their subsidiary bank’s modified return on average assets (“ROA”) as described in the Company’s incentive bonus and profit sharing guidelines, before allocation of Parent Company expenses, for the plan year. The primary modification allows for adjustments for certain purchase accounting items required by generally accepted accounting principles (“gaap”). Any subsidiary bank President has an option to elect out of the 401(K) profit sharing payment for his bank, in lieu of cash payments. The table below is the guideline for this program. The Compensation Committee, at its discretion, can approve, reject or modify any payment calculated by the use of this table.

Subsidiary Bank modified ROA before allocated Parent Company expenses	% of qualifying Salary to be contributed to 401(K) Plan
0.39% or less	0.0%
0.40%	2.0%
0.50%	2.5%
0.60%	3.0%
0.70%	3.5%
0.80%	4.0%
0.90%	4.5%
1.00%	5.0%
1.10%	6.0%
1.20%	7.0%
1.30%	8.0%
1.40%	9.0%
1.50% or higher	10.0%

Our profit sharing plan is in place to motivate and retain our executives, as well as supplement their retirement accounts. The plan is also designed to award payments for performance directionally consistent with Company profitability.

Cash Based Short-Term Annual Incentives. Our named executives can receive annual cash bonus payments determined by formulas that are correlated to earnings and growth for the particular business unit. As described earlier, our incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

For 2008, Messrs. Pinner, Antal, Pierson and White did not receive any cash bonus payments. Mr. Corbett is the only named executive who received a cash bonus for 2008. Mr. Corbett’s cash bonus payment for 2008 was $26,507 which was paid during the first quarter of 2009. This payment was determined by the Compensation Committee at its December 9, 2008 meeting. In arriving at these payment decisions, the Committee considered the Company’s incentive compensation plan guidelines, the recommendation of CEO Pinner, market conditions and other factors. The Compensation Committee also discussed these payments and how the Committee arrived at its conclusions with the Company’s Board of Directors during an executive session without management present. The Board of Directors approved and reaffirmed the Committee’s decision at its December 9, 2008 meeting.

For 2007, Messrs. Pinner, Antal, Corbett, Pierson and White received cash bonus payments of approximately $100,000, $30,000, $59,925, $63,000, and $29,000, respectively, which were paid during the first quarter of 2008. These payments were determined by the Compensation Committee at its January 9, 2008 meeting. In arriving at these payment amounts, the Committee considered the Company’s incentive compensation plan guidelines, the recommendation of CEO Pinner, market conditions and other factors. The Compensation Committee also discussed these payments and how the Committee arrived at its conclusions with the Company’s Board of Directors during an executive session without management present. The Board of Directors approved and reaffirmed the Committee’s decision at its February 5, 2008 meeting.

For 2006, Messrs. Pinner, Antal, Corbett, Pierson and White received cash bonus payments of $125,000, $45,000, $56,720, $7,360 and $67,050, respectively, which were paid during the first quarter of 2007. During 2006, there were no written or other cash based short-term annual incentive plans for Messrs. Pinner and Antal. However, cash incentive payments have been historically awarded to these executives by the Compensation Committee and the Board of Directors, at their discretion. In determining these discretionary cash awards, our Compensation Committee and Board of Directors considered our profitability and growth, our overall regulatory profile and ratings, asset quality and stock price performance. Cash bonus payments for Messrs. Corbett, Pierson and White were also determined by the Compensation Committee. In determining these payments, the Committee considered the Company’s incentive compensation plan guidelines, the recommendation of CEO Pinner, market conditions and other factors. The Compensation Committee also discussed these payments and how the Committee arrived at their conclusions with the Company’s Board of Directors during an executive session without management present. The Board of Directors approved and reaffirmed the Committee’s decision.

Our incentive compensation plan for Messrs. Pinner and Antal has two components. The first component will pay an amount that is a derivative of consolidated return on average assets (“ROA”). The concept is the higher the ROA and the larger the consolidated average assets during the plan year will result in a higher payment. Most of the total payment is weighted toward this first component. The second component reinforces our growth goals. Growth rates are calculated by comparing total consolidated average assets for the plan year to consolidated average assets in the prior year. The larger the growth rate results in a larger payment. The total payment for each of these executives is the aggregate of component one and component two. These payments are expected to be directionally consistent with the Company’s earnings and growth. As explained previously, this plan is also a guideline. At the end of the year, our Compensation Committee will consider the cash bonus payments determined using the formulas in our incentive compensation plan, market conditions, economic and other factors when making its determination. It is expected that the Compensation Committee will discuss its decision with the Board of Directors, as is customary in the past, and seek approval or modification, without management present. An example of potential payments for Messrs. Pinner and Antal are listed in the tables below. The hypothetical example presented below assumes total average consolidated assets for the Plan year equals $1,385,000,000. Given this assumption, which is an important driver in the calculation (i.e. the higher the total average consolidated assets, the higher the payout amounts for each potential ROA and Growth Rate result), the pay out tables for components one and two for Messrs. Pinner and Antal are presented below.

COMPONENT 1: ROA

Consolidated ROA	Payment per ROA attained
	CEO Pinner	CFO Antal
0.39% or below	$—	$—
0.40%	25,000	15,000
0.50%	56,855	29,335
0.60%	88,710	43,670
0.70%	116,410	56,135
0.80%	140,648	67,041
0.90%	164,885	77,948
1.00%	189,123	88,855
1.10%	213,360	99,762
1.20%	241,060	112,227

COMPONENT 2: GROWTH

Growth Rate	Payment per Growth Rate attained
	CEO Pinner	CFO Antal
2%	$—	$—
4%	6,925	3,116
6%	13,850	6,233
8%	20,775	9,349
10%	27,700	12,465
12%	37,395	16,828
14%	47,090	21,191
15%	57,478	25,865
16%	67,865	30,539
17%	74,790	33,656

Our incentive compensation plan for Messrs. Corbett, Pierson and White (subsidiary bank Presidents) also has two components. This plan is similar to the Parent Company plan discussed above. The first component will pay an amount that is a derivative of a modified return on average assets (“ROA”) for that particular subsidiary bank. The concept is the same as the Parent Company, the higher the modified ROA and the larger the modified average assets during the plan year will result in a higher payment. (The primary modification allows for adjustments for certain purchase accounting items required by generally accepted accounting principles (“gaap’)). Most of the total payment is weighted toward this first component. The second component reinforces our growth goals. Growth rates are calculated by comparing total modified average assets for the plan year to modified average assets in the prior year. The larger the growth rate results in a larger payment. The total payment for each of these executives is the aggregate of component one and component two for their particular subsidiary bank. These payments are expected to be directionally consistent with the Company’s earnings and growth. As explained previously, this plan is also a guideline. At the end of the year, our Compensation Committee will consider the cash bonus payments determined using the formulas in our incentive compensation plan, market conditions, economic and other factors when making its determination. It is expected that the

Compensation Committee will discuss its decision with the Board of Directors, as is customary in the past, and seek approval or modification, without management present. An example of potential payments for Messrs. Corbett, Pierson and White are listed in the tables below. The hypothetical example presented below assumes total average modified assets for the Plan year equals $750,000,000, $390,000,000 and $300,000,000 for Messrs. Corbett, Pierson and White’s banks respectively. Given these assumptions, which are important drivers in the calculation (i.e. the higher the total average assets, the higher the payout amounts for each potential ROA and Growth Rate result), the pay out tables for components one and two for Messrs. Corbett, Pierson and White are presented below.

COMPONENT 1: ROA

Subsidiary Bank’s Modified ROA	Payment per ROA attained
	Bank President Corbett	Bank President Pierson	Bank President White
0.59% or below	$—	$—	$—
0.60%	15,000	15,000	15,000
0.70%	35,625	25,725	23,250
0.80%	56,250	36,450	31,500
0.90%	75,000	46,200	39,000
1.00%	97,500	57,900	48,000
1.10%	121,125	70,185	57,450
1.20%	143,625	81,885	66,450
1.30%	168,000	94,560	76,200
1.40%	192,375	107,235	85,950

COMPONENT 2: GROWTH

Subsidiary Bank’s Growth Rate	Payment per Growth Rate attained
	Bank President Corbett	Bank President Pierson	Bank President White
2%	$—	$—	$—
4%	13,125	6,825	5,250
6%	26,250	13,650	10,500
8%	35,625	18,525	14,250
10%	45,000	23,400	18,000
12%	54,375	28,275	21,750
14%	63,750	33,150	25,500
15%	73,125	38,025	29,250
16%	82,500	42,900	33,000
17%	91,875	47,775	36,750

The purpose of this type of cash awards is to motivate and retain our executives as well as reward performance consistent with our overall business strategy.

Incentive Stock Options. Our Compensation Committee and/or Board of Directors award incentive stock options (“ISOs”). Generally these awards are granted to our executives for the purpose of long-term incentives, as well as to more closely align the executive’s interest to our long-term interests. These options have a ten-year life with vesting periods ranging from three to nine years. We believe larger grants with longer vesting periods is a better tool to help us tie our executives to us and discourage our competitors from recruiting our best talent. We also believe that by granting long-term stock options to our executives, it better aligns the interest of the executives with the interest of our shareholders.

Change of Control and Severance Agreements Each of our named executives has a Change of Control and Severance Agreement. The change in control payments are designed to mitigate against the impact that a change in control would have on our executives, particularly with respect to their employment prospects, responsibilities and compensation arrangements with any new purchaser of our organization. We believe that this gives our executives comfort and better aligns their interests with the strategic interest of our shareholders.

Split Dollar Agreements. Each of our named executives, has a Split Dollar Agreement, whereby we purchased single premium life insurance on the executive. If the executive dies while still employed with us, his beneficiary is entitled to a benefit equal to fifty percent (50%) of the Net Death Proceeds. If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to ten percent (10%) of the Net Death Proceeds. We believe this is just another way of helping to retaining our executives.

Impact of Performance on Compensation

In 2008 our consolidated net income was $3,421,000, or $0.26 per share compared to $7,799,000, or $0.63 per share in 2007. Our total consolidated assets grew from $1,217,430,000 at December 31, 2007 to $1,333,143,000 at December 31, 2008, an increase of 9.5%. Average assets grew from $1,189,268,000 in 2007 to $1,238,005,000 in 2008, an increase of 4%. Although our earnings decreased year to year, we performed better than most of our peers in the current environment. Our loan loss provision was $3,728,000 higher in 2008 compared to 2007, which significantly contributed to lower earnings. Our non performing loan ratio was 2.23% at December 31, 2008, which although is at historically high levels for our Company, it compared very favorably to our peers. Strategically, our mission was to grow the business and add branches. We executed that strategy. We added three new branches in 2006 and three in 2007. These new branches had significant negative impact on our 2007 and 2008 earnings, and will continue to negatively impact our earnings until they become profitable. Our Compensation Committee considered these activities and considered our financial results relative to our peers in the current challenging environment.

Base Salary. Although we feel our Company is performing better than its peers, given the current real estate market in central Florida and the economy in general, and facing uncertain and challenging times, our named executives declined to accept any salary increases at this time.

Profit Sharing. The amount is determined by formulas that are correlated to earnings for the particular business unit. As described earlier, the Company’s incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

For 2008, Messrs. Pinner, Antal and White received a discretionary profit sharing payment of 1.68%, 1.68% and 1.4%, respectively, as well as all of the employees in their respective business unit, which was deposited into their respective 401(K) plan accounts during the first quarter of 2009. Messrs. Corbett and Pierson, as well as the employees in their particular business unit, did not receive any payments pursuant to this program. The Compensation Committee permitted Mr. Corbett to elect out of this program in lieu of a modified cash based short-term annual incentive payment for himself and all of his employees. Mr. Pierson and his employees did not qualify and received no profit sharing payment.

Cash Based Short-Term Annual Incentives. These payments are determined by formulas that are correlated to earnings and growth for the particular business unit. As described earlier, the Company’s incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

For 2008, Messrs. Pinner, Antal, Pierson and White did not receive any cash bonus payments. Mr. Corbett is the only named executive who received a cash bonus for 2008. Mr. Corbett’s cash bonus payment for 2008 was $26,507 which was paid during the first quarter of 2009. This payment was determined by the Compensation Committee at its December 9, 2008 meeting. In arriving at these payment decisions, the Committee considered the Company’s incentive compensation plan guidelines, the recommendation of CEO Pinner, market conditions and other factors. The Compensation Committee also discussed these payments and how the Committee arrived at its conclusions with the Company’s Board of Directors during an executive session without management present. The Board of Directors approved and reaffirmed the Committee’s decision at its December 9, 2008 meeting.

Incentive Stock Options. We have granted incentive stock options to the named executives in past years and all of these executives have unexercised options outstanding at December 31, 2008. On February 5, 2008 we granted incentive stock options to the named executives as follows. Messrs. Pinner, Antal, Corbett, Pierson and White received incentive stock options for 26,000, 30,000, 35,000, 20,000 and 20,000 shares of the Company’s common stock, respectively. The exercise price was the closing price (market value) of the underlying common shares as reported by NASDAQ on the date of grant, or $15.16 per share. The term is ten years. Mr. Pinner’s grant will vest (become exercisable) at a rate of 20% per year during the first five years. Messrs. Antal, Corbett, Pierson and White’s grant will vest over a nine year period at a rate of 10% per year during the first eight years and the remaining 20% at the end of the ninth year. On April 29, 2008 we granted an additional 10,000 shares with an exercise price of $13.40, term of ten years and vesting over nine years to Mr. Corbett. On December 9, 2008 we granted an additional 20,000 shares with an exercise price of $15.87, term of ten years and vesting over five years to Mr. Antal.

Change of Control and Severance Agreements. Our Company was formed in June 2000 with the merger of our initial three Banks. At December 31, 2000, the date of the first audited consolidated balance sheet as a combined company, our total consolidated assets approximated $310,000,000. Five years and one quarter later, we crossed over the $1 billion mark. Our earnings have been steadily increasing each year as we grow our business presence throughout Central Florida. Our entire executive team was a critical element for this success. As such, each of our named executives was awarded a Change of Control and Severance Agreement during 2006. We believe that this gives our executives comfort and better aligns their interest with the strategic interest of our shareholders. Upon a change in control, and pursuant to terms and conditions set forth in the Change of Control and Severance Agreements, each of the listed executives could receive certain cash payments as described upon a “Change of Control.”

Split Dollar Agreements. Through our subsidiary Banks, we have entered into Split-Dollar Agreements with each of our named executives. We purchased single premium life insurance on these executives, whereby, if the executive died while still employed with us, the executive’s beneficiary is entitled to a benefit equal to fifty percent (50%) of the Net Death Proceeds, as defined in and pursuant to the Split-Dollar Agreement. If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to ten percent (10%) of the Net Death Proceeds. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K dated January 11, 2006.

Post Termination Compensation and Benefits

Post-termination compensation and benefits for the named executives include life insurance pursuant to Split Dollar Agreements executed during January 2006 and Change of Control and Severance Agreements executed during July 2006. Both types of arrangements were discussed above. The named executives do not have employment contracts or any other type of employment agreements or arrangements, other than those discussed above. Our named executives do not have a defined benefit retirement plan or any other type of deferred compensation arrangement, other than the Split Dollar Agreements except for Mr. Pinner, our Chairman and CEO.

On December 30, 2008, the Company entered into an Executive Deferred Compensation Agreement (“Agreement”) with Mr. Pinner, our Chairman and CEO. Pursuant to the terms and conditions of the Agreement, upon Normal Retirement Date, defined as December 15, 2013, Mr. Pinner shall be entitled to an annual benefit of $150,000. The Company shall distribute the annual benefit to Mr. Pinner in twelve consecutive monthly payments commencing within thirty days following his Normal Retirement Date. The annual benefit will be paid for fifteen years. The Company’s intent was to provide retirement compensation to Mr. Pinner in return for past and future services, not to be confused with an involuntary or voluntary severance agreement. Refer to Form 8-K Exhibit 10-1 filed on December 31, 2008.

Stock Ownership and Retention Guidelines

We do not have stock ownership requirements for any executive or any other employee or director.

Summary Compensation Table

The table below summarizes the compensation for our Principal Executive Officer, our Principal Financial Officer and our three other highest paid executive officers for the years presented. Below this table and footnote explanation, is a subsidiary table listing the components of all other compensation.

name and principal position	year	salary ($)		bonus ($) (11)		stock awards ($)	option awards ($)			non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)		all other compensation ($)		Total ($)
Ernest S. Pinner,	2008		$350,000		$100,000	—		$23,357	(2)	—	$136,619	(10)		$21,685		$631,661
Principal Executive Officer, Chairman, President, and Chief Executive Officer	2007 2006	$ $	285,000 250,000	$ $	125,000 100,000	— —	$ $	319,917 349,000	(1) (1)	— —	— —		$ $	22,757 13,102	$ $	752,674 712,102

James J. Antal,	2008		$190,000		$30,000	—		$18,321	(4)	—	—			$11,243		$249,564
Principal Financial Officer, Senior Vice President, Chief Financial Officer, and Corporate Secretary	2007 2006	$ $	169,500 148,500	$ $	45,000 45,000	— —	$ $	31,992 34,900	(3) (3)	— —	— —		$ $	15,233 12,944	$ $	261,725 241,344

Thomas E. White,	2008		$192,000		$29,000	—		$11,143	(5)	—	—			$9,381		$241,524
Subsidiary Bank President and Chief Executive Officer (CenterState Bank Central FL)	2007 2006	$ $	177,125 164,900	$ $	67,050 52,315	— —		— —		— —	— —		$ $	15,636 11,642	$ $	259,811 228,857

John C. Corbett	2008		$210,000		$59,925	—		$23,144	(7)	—	—			$2,771		$295,840
Executive Vice President and Subsidiary Bank President and Chief Executive Officer (CenterState Bank of Florida)	2007 2006	$ $	171,845 146,500	$ $	56,720 10,600	— —	$	— 12,281	(6)	— —	— —		$ $	6,061 5,845	$ $	234,626 175,226

Timothy A. Pierson	2008		$194,010		$63,000	—		$55,770	(8)(9)	—	—			$8,409		$321,189
Subsidiary Bank President And Chief Executive Officer (CenterState Bank, N.A.)	2007 2006	$ $	178,313 128,794		$7,360 —	— —	$ $	39,647 54,458	(8) (8)	— —	— —		$ $	9,611 3,628	$ $	234,931 186,880

(1)	Mr. Pinner received incentive stock options for 200,000 shares of common stock (post split basis) on December 14, 2004. The exercise price was the market value of the underlying stock at the grant date ($15.50 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: ten year U.S. government treasury rate for the risk free rate at the date of grant (4.13%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (0.77%); expected volatility was calculated as of the grant date (approximately 31.5); and an expected life of 10 years. The resulting estimated fair value calculated at the grant date was $1,396,000. The options are vested (exercisable) 25% at the date of grant and 25% per year thereafter.

(2)	Mr. Pinner received incentive stock options for 26,000 shares of common stock on February 5, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.16 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: implied 6.5 year U.S. government treasury rate for the risk free rate at the date of grant (2.98%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.06%); expected volatility was calculated as of the grant date (approximately 30.4); and an expected life of 6.5 years. The resulting estimated fair value calculated at the grant date was $127,400. The options are vested (exercisable) at a rate of 20% per year.

(3)	Mr. Antal received incentive stock options for 20,000 shares of common stock (post split basis) on December 14, 2004. The exercise price was the market value of the underlying stock at the grant date ($15.50 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: ten year U.S. government treasury rate for the risk free rate at the date of grant (4.13%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (0.77%); expected volatility was calculated as of the grant date (approximately 31.5); and an expected life of 10 years. The resulting estimated fair value calculated at the grant date was $139,600. The options are vested (exercisable) 25% at the date of grant and 25% per year thereafter.

(4)	Mr. Antal received incentive stock options for 30,000 shares of common stock on February 5, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.16 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: implied 7.7 year U.S. government treasury rate for the risk free rate at the date of grant (3.10%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.06%); expected volatility was calculated as of the grant date (approximately 31.6); and an expected life of 7.7 years. The resulting estimated fair value calculated at the grant date was $164,100. The options are vested (exercisable) at a rate of 10% per year for the first eight years and the remaining 20% vest in the ninth year.

In addition, Mr. Antal received incentive stock options for 20,000 shares of common stock on December 9, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.87 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: seven year U.S. government treasury rate for the risk free rate at the date of grant (2.03%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.00%); expected volatility was calculated as of the grant date (approximately 29.1); and an expected life of seven years. The resulting estimated fair value calculated at the grant date was $96,400. The options are vested (exercisable) at a rate of 20% per year.

(5)	Mr. White received incentive stock options for 20,000 shares of common stock on February 5, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.16 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: implied 7.7 year U.S. government treasury rate for the risk free rate at the date of grant (3.10%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.06%); expected volatility was calculated as of the grant date (approximately 31.6); and an expected life of 7.7 years. The resulting estimated fair value calculated at the grant date was $109,400. The options are vested (exercisable) at a rate of 10% per year for the first eight years and the remaining 20% vest in the ninth year.

(6)	Mr. Corbett received incentive stock options for 20,000 shares of common stock (post split basis) on October 14, 2003. The exercise price was the market value of the underlying stock at the grant date ($9.60 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: ten year U.S. government treasury rate for the risk free rate at the date of grant (4.35%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.15%); expected volatility was calculated as of the grant date (approximately 20.6); and an expected life of 10 years. The resulting estimated fair value calculated at the grant date was $65,500. The options are vested (exercisable) 25% at the date of grant and 25% per year thereafter.

(7)	Mr. Corbett received incentive stock options for 35,000 shares of common stock on February 5, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.16 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: implied 7.7 year U.S. government treasury rate for the risk free rate at the date of grant (3.10%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.06%); expected volatility was calculated as of the grant date (approximately 31.6); and an expected life of 7.7 years. The resulting estimated fair value calculated at the grant date was $191,450. The options are vested (exercisable) at a rate of 10% per year for the first eight years and the remaining 20% vest in the ninth year.

In addition, Mr. Corbett received incentive stock options for 10,000 shares of common stock on April 29, 2008. The exercise price was the market value of the underlying stock at the grant date ($13.40 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: implied 7.7 year U.S. government treasury rate for the risk free rate at the date of grant (3.42%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.19%); expected volatility was calculated as of the grant date (approximately 32.3); and an expected life of 7.7 years. The resulting estimated fair value calculated at the grant date was $49,200. The options are vested (exercisable) at a rate of 10% per year for the first eight years and the remaining 20% vest in the ninth year.

(8)	Mr. Pierson received incentive stock options for 20,000 shares of common stock (post split basis) on April 25, 2006. The exercise price was the market value of the underlying stock at the grant date ($18.50 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: five year U.S. government treasury rate for the risk free rate at the date of grant (4.98%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (0.76%); expected volatility was calculated as of the grant date (approximately 29.6); and an expected life of 5.8 years. The resulting estimated fair value calculated at the grant date was $130,700. The options are vested (exercisable) 25% at the date of grant and 25% per year thereafter.

Mr. Pierson received additional incentive stock options for 18,000 shares of common stock on June 15, 2007. The exercise price was the market value of the underlying stock at the grant date ($17.57 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: five and seven year U.S. government treasury rate for the risk free rate at the date of grant (5.18%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (0.80%); expected volatility was calculated as of the grant date (approximately 29.9); and an expected life of 6.4 years. The resulting estimated fair value calculated at the grant date was $119,520. The options are vested (exercisable) at a rate of 10% per year for the first eight years and 20% in the ninth year.

(9)	Mr. Pierson received incentive stock options for 20,000 shares of common stock on February 5, 2008. The exercise price was the market value of the underlying stock at the grant date ($15.16 per share). The estimated value of the options were calculated using the Black-Scholes model as of the grant date incorporating the following variables and assumptions: implied 7.7 year U.S. government treasury rate for the risk free rate at the date of grant (3.10%); dividend yield was calculated by dividing the dividend paid during the year of grant by the fair value of the underlying stock as of the grant date (1.06%); expected volatility was calculated as of the grant date (approximately 31.6); and an expected life of 7.7 years. The resulting estimated fair value calculated at the grant date was $109,400. The options are vested (exercisable) at a rate of 10% per year for the first eight years and the remaining 20% vest in the ninth year.

(10)	On December 30, 2008, the Company entered into an Executive Deferred Compensation Agreement (“Agreement”) with Mr. Pinner, our Chairman and CEO. Pursuant to the terms and conditions of the Agreement, upon Normal Retirement Date, defined as December 15, 2013, Mr. Pinner will be entitled to an annual benefit of $150,000. The Company will distribute the annual benefit to Mr. Pinner in twelve consecutive monthly payments commencing within thirty days following his Normal Retirement Date. The annual benefit will be paid for fifteen years. The annual vesting (expense) accruing to Mr. Pinner’s benefit is as follows:

Year	expected annual benefit (expense)
2008	$136,619
2009	$219,956
2010	$232,252
2011	$244,547
2012	$259,576
2013	$273,237

(11)	Cash bonus payments shown in this column were paid in the year subsequent to the performance measurement year. For example, bonus payments paid in 2008 were based on performance in 2007.

Subsidiary Table—All Other Compensation

name and principal position	year	profit sharing contributions to 401(K) Plan (1)		country club dues		Split-Dollar Agreements relating to BOLI (“Bank Owned Life Insurance”)		Total
Ernest S. Pinner,	2008		$6,750		$12,079		$2,856		$21,685
Principal Executive Officer, Chairman, President, and Chief Executive Officer	2007 2006	$ $	13,200 5,040	$ $	6,955 5,806	$ $	2,602 2,256	$ $	22,757 13,102

James J. Antal,	2008		$5,085		$4,766		$1,392		$11,243
Principal Financial Officer, Senior Vice President, Chief Financial Officer and Corporate Secretary	2007 2006	$ $	8,910 6,621	$ $	5,294 5,294	$ $	1,029 1,029	$ $	15,233 12,944

Thomas E. White,	2008		$7,113		$1,440		$828		$9,381
Subsidiary Bank President and Chief Executive Officer (CenterState Bank Central FL)	2007 2006	$ $	13,247 9,512	$ $	1,541 1,440	$ $	848 690	$ $	15,636 11,642

John C. Corbett	2008		—		$2,648		$123		$2,771
Executive Vice President and Subsidiary Bank President and Chief Executive Officer (CenterState Bank of Florida)	2007 2006		— —	$ $	5,785 5,569	$ $	276 276	$ $	6,061 5,845

Timothy A. Pierson	2008		$3,337		$5,072		—		$8,409
Subsidiary Bank President and Chief Executive Officer (CenterState Bank, N.A.)	2007		—		$9,611		—		$9,611
	2006		—		$3,628		—		$3,628

Note(1):	This represents profit sharing payments to the named executives’ 401(K) plan as discussed under “profit sharing” in Compensation Program Design and also in Impact of Performance on

Compensation in the Compensation Discussion and Analysis. As previously discussed, all employees in a particular business unit, including the named executive, receives a percentage of their qualifying salary at the attainment of certain earnings targets. Messrs. Corbett and Pierson elected out of this program for themselves and their employees. In lieu of this program they increased their cash bonus and employees cash bonus payments for an amount which would have been similar under this program. In effect, they elected cash for themselves and their employees instead of a 401(K) deferred payment. In addition to this profit sharing 401(K) component, the Company matches employee 401(K) contributions up to 4%. The 401(K) matching is not shown here, because it is part of the Company’s qualified defined contribution retirement plan and is available to all employees, and not an executive perquisite

For 2008, salary and bonus comprised the following percentage of total compensation for each or our named executives as listed below.

2008 salary and bonus as a percentage of total compensation	salary and bonus	salary and bonus as percentage of total compensation
Ernest S. Pinner Principle Executive Officer, Chairman, President and Chief Executive Officer	$450,000	71%

James J. Antal Principal Financial Officer, Senior Vice President, Chief Financial Officer and Corporate Secretary	$220,000	88%

Thomas E. White Subsidiary Bank President and Chief Executive Officer CenterState Bank Central Florida	$221,000	92%

John C. Corbett Executive Vice President and Subsidiary Bank President and Chief Executive Officer CenterState Bank of Florida NA	$269,925	91%

Timothy A. Pierson Subsidiary Bank President and Chief Executive Officer CenterState Bank NA	$257,010	80%

Grants of Plan-Based Awards

We did not grant plan-based awards to any of the named executives during 2008 or in prior years. Our named executives have received incentive stock option grants in years prior to 2008, but they were not plan-based. These options were awarded at the discretion of the Compensation Committee and/or the Board of Directors. Our named executives received incentive stock option grants during 2008 as listed in the table below.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Ernest S. Pinner,	2/5/08	—	—	—	—	—	—	—	26,000	$15.16	$127,400
Principal Executive Officer, Chairman, President, and Chief Executive Officer

James J. Antal,	2/5/08	—	—	—	—	—	—	—	30,000	$15.16	$164,100
Principal Financial Officer, Senior Vice President, Chief Financial Officer and Corporate Secretary	12/9/08	—	—	—	—	—	—	—	20,000	$15.87	$96,400

Thomas E. White,	2/5/08	—	—	—	—	—	—	—	20,000	$15.16	$109,400
Subsidiary Bank President and Chief Executive Officer (CenterState Bank Central FL)

John C. Corbett	2/5/08	—	—	—	—	—	—	—	35,000	$15.16	$191,450
Executive Vice President and Subsidiary Bank President and Chief Executive Officer (CenterState Bank of Florida)	4/29/08	—	—	—	—	—	—	—	10,000	$13.40	$49,200

Timothy A. Pierson	2/5/08	—	—	—	—	—	—	—	20,000	$15.16	$109,400
Subsidiary Bank President and Chief Executive Officer (CenterState Bank, N.A.)

Outstanding Equity Awards at December 31, 2008

The table below identifies each incentive stock option award granted to the named executives that remains outstanding at December 31, 2008. Pursuant to our Incentive Stock Option Plan, our Compensation Committee and/or Board of Directors may award incentive stock option grants (“ISOs”) to employees at their discretion. Options issued pursuant to our ISO plan are issued at an exercise price equal to the market value as of the grant date. The closing price of our common stock on the grant date, as reported by NASDAQ, is used to determine market value. Each award granted prior to April 24, 2007 has a ten year term and vests 25% at the date of grant and 25% each year thereafter (i.e. 100% vested in three years). Awards granted pursuant to our 2007 Equity Incentive Plan also have ten year terms, with various vesting periods ranging from three to nine years. Unexercised stock options terminate upon the termination of employment, except for death, disability or normal retirement. We do not have any pre-determined dates, schedules, procedures or policies for granting ISOs. Grants are awarded at the discretion of our Compensation Committee and/or Board of Directors.

Outstanding Equity Awards at December 31, 2008

	Option awards						Stock awards
name and principal position	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout valueo of unearned shares, units or other rights that have not vested ($#)
	exercisable	Unexercisable
Ernest S. Pinner,	32,000	—		—	$6.405	04/02/11	—	—	—	—
Principal Executive Officer,	10,000	—		—	$9.75	01/14/13	—	—	—	—
Chairman, President, and	32,180	—		—	$7.46	06/20/10	—	—	—	—
Chief Executive Officer	200,000	—		—	$15.50	12/14/14	—	—	—	—
	—	26,000	(1)	—	$15.16	02/05/18	—	—	—	—

James J. Antal,	18,500	—		—	$6.405	04/02/11	—	—	—	—
Principal Financial Officer,	10,000	—		—	$9.755	12/09/13	—	—	—	—
Senior Vice President, Chief	20,000	—		—	$15.50	12/14/14	—	—	—	—
Financial Officer and	—	30,000	(2)	—	$15.16	02/05/18	—	—	—	—
Corporate Secretary	—	20,000	(3)	—	$15.87	12/09/18	—	—	—	—

Thomas E. White,	20,000	—		—	$6.405	04/02/11	—	—	—	—
Subsidiary Bank President and Chief Executive Officer (CenterState Bank Central FL)	—	20,000	(2)	—	$15.16	02/05/18	—	—	—	—

John C. Corbett	10,056	—		—	$7.46	06/20/10	—	—	—	—
Executive Vice President and	12,000	—		—	$9.50	01/21/13	—	—	—	—
Subsidiary Bank President	20,000	—		—	$9.60	10/14/13	—	—	—	—
and Chief Executive	—	35,000	(2)	—	$15.16	02/05/18	—	—	—	—
Officer (CenterState	—	10,000	(2)	—	$13.40	04/29/18	—	—	—	—
Bank of Florida)

Timothy A. Pierson	20,212	—		—	$12.615	01/12/14	—	—	—	—
Subsidiary Bank President	15,000	5,000	(4)	—	$18.50	04/25/16	—	—	—	—
and Chief Executive	1,800	16,200	(5)	—	$17.57	06/15/17	—	—	—	—
Officer (CenterState	—	20,000	(2)	—	$15.16	02/05/18	—	—	—	—
Bank, N.A.)

(1)	These options will vest and become exercisable at a rate of 20% per year commencing on February 5, 2009 and become 100% vested on February 5, 2013.

(2)	These options will vest and become exercisable at a rate of 10% per year during the first eight years and 20% during the ninth year.

(3)	These options will vest and become exercisable at a rate of 20% per year commencing on December 9, 2009 and become 100% vested on December 9, 2013.

(4)	These options will be vested and exercisable on April 25, 2009.

(5)	These options will be vested and exercisable at a rate of 10% per year during the first eight years commencing on June 15, 2008 and 20% during the ninth year.

Option Exercises and Stock Vested

There were no stock awards acquired on vesting during 2008 by any of the named executives. There was vesting of incentive stock options during 2008. These were disclosed in our SUMMARY COMPENSATION TABLE and discussed in notes to that table. Options exercised by our named executives during 2008 are listed in the table below.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
James J. Antal
Principal Financial Officer, Senior Vice President, Chief Financial Officer and Corporate Secretary	1,500	$11,010	—	—

Stock Option Plans

On April 24, 2007, our shareholders approved the CenterState 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan replaces the 1999 Plan discussed below. The 2007 Plan authorizes the issuance of up to 700,000 shares of the Company common stock. Of this amount, 600,000 shares are allocated to employees, all of which may be issued as incentive stock options, and 100,000 shares are allocated to directors. During 2008, we granted employee incentive stock options for 460,000 shares, with a weighted average exercise price of $15.14 per share, and non qualifying director stock options for 80,000 shares, with a weighted average exercise price of $15.16, pursuant to this plan. Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. These options vest within a range of three to nine years.

In 1999, the Company authorized 730,000 common shares for employees of the Company under an incentive stock option and non-statutory stock option plan (the “1999 Plan”). Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. Options became 25% vested immediately as of the grant date and continued to vest at a rate of 25% on each anniversary date thereafter until fully vested. At December 31, 2006, there were 104,760 shares available for future grants. There were no stock options granted pursuant to the 1999 Plan during 2007 and 2008. The 2007 Plan, discussed above, replaced the 1999 Plan. At December 31, 2008 there were 462,174 stock options outstanding which were granted pursuant to the 1999 Plan, of which 455,299 were currently exercisable. No future stock options will be granted from this Plan.

In addition to the 1999 Plan, we also assumed and converted the stock option plans of our subsidiary banks consistent with the terms and conditions of their respective merger agreements. These options are all vested and exercisable. At December 31, 2008, they represented exercisable options for 157,882 shares of the Company’s common stock.

In 2004, our shareholders authorized an Employee Stock Purchase Plan (“ESPP”). The number of shares of common stock for which options may be granted under the ESPP is 400,000, which amount shall be increased on December 31 of each calendar year. At December 31, 2008, there were no options outstanding pursuant to this plan, and no activity occurred during the twelve month periods ending December 31, 2008, 2007 and 2006 relating to our ESPP.

All of our equity compensation plans have been approved by our shareholders. Subsequent to the April 24, 2007 approval of the CenterState 2007 Equity Incentive Plan, management froze the 1999 Plan and the ESPP and do not intend to grant future awards from either plan.

A summary of the status of our stock option plans at December 31, 2008 is presented below:

	December 31, 2008
	Number	Weighted Average Exercise Price
Stock Options
Options outstanding, beginning of period	737,674	$12.26
Granted	540,000	$15.14
Exercised	(37,908)	$7.45
Forfeited	(15,210)	$13.81

Options outstanding, end of period	1,224,556	$13.66

Options exercisable at end of period	620,931	$11.94

Weighted average fair value of options granted during the period per share	$5.31

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Officer and employee stock option plan (1999 Plan) and assumed stock options issued by CenterState Holding Company subsidiary banks that were outstanding as of the time of their acquisition	620,056	$11.66	—	(1)
2007 Equity Incentive Plan	604,500	15.14	95,500
Employee Stock Purchase Plan (“ESPP”)			—	(2)

Equity compensation plans not approved by security holders:
Total	1,224,556	$13.66	95,500

(1)	Management has frozen the 1999 Plan and does not intend to grant future awards pursuant to this Plan.

(2)	Management has frozen the ESPP and does not intend to grant future awards pursuant to this Plan.

Pension Benefits

We do not have a defined benefit retirement or pension plan, and do not have a nonqualified defined contribution or other nonqualified deferred compensation plans for our named executives, except for Ernest S. Pinner, our President, Chief Executive Officer and Chairman of the Board. On December 30, 2008, the Company entered into an Executive Deferred Compensation Agreement (“Agreement”) with Mr. Pinner. Pursuant to the terms and conditions of the Agreement, upon Normal Retirement Date, defined as December 15, 2013, Mr. Pinner will be entitled to an annual benefit of $150,000. The Company will distribute the annual benefit to Mr. Pinner in twelve consecutive monthly payments commencing within thirty days following his Normal Retirement Date. The annual benefit will be paid for fifteen years. Refer to Form 8-K Exhibit 10-1 filed on December 31, 2008.

Change in Control

Our named executive officers do not have employment agreements. They do have Change of Control and Severance Agreements which include a change in control payment of 2.5 times their base annual salary. They may also be entitled to an additional payment (i.e. a “Gross-Up Amount”) if either is subject to additional taxes within the meaning of Section 280G of the Internal Revenue Code of 1986 (or any other amended or successor provisions) or is subject to the tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986 (or any other amended or successor provisions). The form of the Change in Control and Severance Agreement for Messrs. Pinner and Antal was filed as Exhibit 10.1 to our Form 8-K dated July 12, 2006. The form of the Change in Control and Severance Agreement for Messrs. Corbett, Pierson and White was filed as Exhibit 10.2 to our Form 8-K dated July 12, 2006 and related amendments filed as Exhibits 10.1, 10.2 and 10.3 to our Form 8-K dated January 13, 2009.

Assuming a change in control occurred on December 31, 2008, our named executives would be eligible, pursuant to their Change in Control and Severance Agreements described previously, for cash payments as follows:

name and principle position	cash payment pursuant to Change in Control and Severance Agreement
Ernest S. Pinner Principal Executive Officer, Chairman, President and Chief Executive Officer	$875,000

James J. Antal Principal Financial Officer, Senior Vice President, Chief Financial Officer and Corporate Secretary (includes $219,005 payment for excise tax gross-up amount)	$694,005

Thomas E. White Subsidiary Bank President and Chief Executive Officer CenterState Bank Central Florida N.A.	$483,500

John C. Corbett Executive Vice President and Subsidiary Bank President and Chief Executive Officer—CenterState Bank of Florida N.A. (includes $236,656 payment for excise tax gross-up amount)	$761,656

Timothy A. Pierson Subsidiary Bank President and Chief Executive Officer CenterState Bank N.A.	$485,750

DIRECTOR COMPENSATION

We have 13 directors, one of whom is also a named executive officer. Ernest S. Pinner is our Principal Executive Officer, President and CEO. Mr. Pinner is also a director and he is Chairman of our Board of Directors. Mr. Pinner does not receive any director fees. The remaining 12 directors received fees for attending board meetings and for committee meetings for 2008 as listed below.

Board of Director fees

Each director received a fee of $750 for each meeting attended. They each received a fee of $250 for any telephonic meeting in which they participated. We do not pay retainer fees to any of our directors except those members of the audit committee described below.

Audit Committee fees

Members of our audit committee, except for Mr. Nunez, our designated “financial expert” pursuant to the Sarbanes-Oxley Act of 2002, each received a fee of $700 per meeting attended on days other than board of directors meeting days. If the meeting was held on the same day as a board of directors meeting, they received a fee of $400 for each meeting attended. Each member also receives a fee of $200 for each telephonic meeting in which they participated. In addition, the chairman of the committee receives a quarterly retainer fee of $2,500 and each member receives a quarterly retainer fee of $2,000. Mr. Nunez does not receive fees for attending meetings, but does receive a quarterly retainer fee of $12,000.

Compensation Committee fees

Members of our compensation committee each received a fee of $400 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $250 for each telephonic meeting in which they participated.

Nominating Committee fees

Members of our nominating committee each received a fee of $400 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $250 for each telephonic meeting in which they participated.

Strategic Planning Committee fees

Members of our strategic planning committee each received a fee of $400 for each meeting attended on days other than board of directors meeting days. If the meeting is held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $250 for each telephonic meeting in which they participated. Chairman Pinner is a member of this committee, but does not receive any fees.

Other Director fees

Several of our directors are also directors of one or more of our subsidiary banks. Directors of our subsidiary Banks also receive board of director fees for serving on that subsidiary bank’s board of directors and/or board of director committees. Subsidiary bank board fees paid to our directors during 2008 totaled $185,900 and our included in the DIRECTOR COMPENSATION TABLE below.

Our Board of Directors held eight meetings during 2008. Five were in person and three by telephone. Each incumbent director attended at least 75% of our aggregate Board of Director and committee meetings held during the period for which he or she has been a director.

The tables below summarize the number of board meetings and principal committee meetings held during 2008 and the attendance record of each of our directors.

Board of Directors Meetings

Board of Directors	number of meetings held			number of meetings attended
	in person	by telephone	Total	in person	by telephone	total
Ernest S. Pinner (chairman)	5	3	8	5	3	8
James H. Bingham	5	3	8	5	2	7
G. Robert Blanchard, Jr.	5	3	8	5	2	7
C. Dennis Carlton	3	1	4	3	—	3
Frank M. Foster, Jr.	5	3	8	5	2	7
Gail Gregg-Strimenos	5	3	8	4	2	6
Bryan W. Judge, Jr.	5	3	8	5	3	8
Samuel L. Lupfer, IV	5	3	8	5	3	8
Lawrence W. Maxwell	5	3	8	5	2	7
Rulon D. Munns	5	3	8	3	5	8
G. Tierso Nunez, II	5	3	8	5	3	8
Thomas E. Oakley	5	3	8	4	3	7
J. Thomas Rocker	5	3	8	5	2	7

Audit Committee Meetings

audit committee members	number of meetings held			number of meetings attended
	in person	by telephone	total	in person	by telephone	Total
J. Thomas Rocker (chairman)	6	2	8	6	2	8
Thomas E. Oakley	6	2	8	6	2	8
G. Tierso Nunez, II (financial expert)	6	2	8	6	2	8
G. Robert Blanchard, Jr.	2	2	4	2	1	3
C. Dennis Carlton	2	2	4	2	1	3

Compensation Committee Meetings

compensation committee members	number of meetings held			number of meetings attended
	in person	by telephone	total	in person	by telephone	Total
Thomas E. Oakley (chairman)	3	1	4	3	1	4
Bryan W. Judge, Jr.	3	1	4	3	1	4
J. Thomas Rocker	3	1	4	3	1	4
Gail Gregg-Strimenos	3	1	4	3	1	4

Nominating Committee Meetings

nominating committee	number of meetings held			number of meetings attended
	in person	by telephone	total	in person	by telephone	Total
Thomas E. Oakley (chairman)	1	—	1	1	—	1
James J. Bingham	1	—	1	1	—	1
Gail Gregg-Strimenos	1	—	1	—	—	—

Our director compensation for 2008 is shown below in the Director Compensation Table.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James H. Bingham	$12,800	—	$5,390	—	—	—	$18,190
G. Robert Blanchard, Jr.	$15,140	—	$5,390	—	—	—	$20,530
C. Dennis Carlton	$15,360	—	$898	—	—	—	$16,258
Frank M. Foster, Jr.	$4,550	—	$5,390	—	—	—	$9,940
Gail Gregg-Strimenos	$6,450	—	$5,390	—	—	—	$11,840
Bryan W. Judge	$10,600	—	$5,390	—	—	—	$15,990
Samuel Lupfer	$7,900	—	$5,390	—	—	—	$13,290
Lawrence W. Maxwell	$6,800	—	$5,390	—	—	—	$12,190
Rulon D. Munns	$10,300	—	$5,390	—	—	—	$15,690
G. Tierso Nunez II	$52,500	—	$5,390	—	—	—	$57,890
Thomas E. Oakley	$20,550	—	$5,390	—	—	—	$25,940
J. Thomas Rocker	$22,950	—	$5,390	—	—	—	$28,340

Ernest S. Pinner is a director and chairman of the board, but he is not shown in the table above. Mr. Pinner’s total compensation is listed in the Summary Compensation Table for our named executives. Mr. Pinner does not receive any director fees or committee fees.

On February 5, 2008, each of the directors listed in the table above were granted a non statutory stock option grant for 6,000 shares of the Company’s common stock. The exercise price was set at $15.16 per share, which was the closing price for the underlying common stock on the grant date as reported by NASDAQ. The term of the option is ten years and the options become exercisable at a rate of 20% per year during the first five years of the ten year term.

COMPENSATION COMMITTEE REPORT

The Compensation Committee certifies that it has reviewed with the senior risk officer the SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

In addition, our Compensation Committee hereby states that it has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Thomas E. Oakley, Chairman
J. Thomas Rocker
Bryan W. Judge
Gail Gregg-Strimenos

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Oakley, Rocker, Judge and Ms. Gregg-Strimenos, all of whom are independent non-management directors. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any entity, which has an executive officer or director serving as a member of the Company’s Board of Directors.

CERTAIN RELATED TRANSACTIONS

Our subsidiary Banks have outstanding loans to certain of our directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the banks and did not involve more than the normal risk of collectibility or present other unfavorable features.

Our Board of Directors has adopted a written policy with respect to related party transactions. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $25,000 when aggregated with all similar transactions, or (iii) loans made by our subsidiary banks in the ordinary course of business, on substantially the same terms, including rates and collateral as those prevailing at the time for comparable loans with persons not related to the lending bank, and not involving more than a normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction may be consummated or may continue only if (i) our Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the transaction is approved by the disinterested members of our Board of Directors, or (iii) the transaction involves compensation that has been approved by our Compensation Committee.

Our policy was adopted in March 2007. A copy of this policy is included on our website at www.csflbanks.com. All related party transactions since January 1, 2008 which were required to be reported in this Proxy Statement were approved by either the Audit Committee, the Board of Directors or the Board of Directors of the subsidiary bank at which the transaction occurred.

We purchase substantially all of our business insurance, except for director and officer liability insurance and workers compensation insurance, from a company at which director Lupfer is a divisional president and in which he has an ownership interest. During 2008, we made payments to either his agency, or an insurance company that his agency represents, aggregating approximately $403,000. In addition, we purchase our employee health insurance (reinsurance and third party administration services – we are partially self insured) from United Health Care, which we purchased through director Lupfer’s insurance agency. Administration expenses paid to United Health Care, including reinsurance costs, was approximately $371,000 during 2008.

We also have various business relationships with Mr. Maxwell. Several branch offices are leased from Mr. Maxwell or companies he controls. During 2008, we paid approximately $159,000 in lease payments to director Maxwell, or companies he controls. In addition, we paid approximately $12,000 for marketing services to a Company he controls. Directors Pinner, Oakley and Foster are also on an advisory board of a real estate related company that is owned and controlled by Mr. Maxwell. Mr. Maxwell has reported that directors Pinner, Oakley and Foster do not receive any fees or compensation for serving on this board.

Several of our subsidiary banks paid legal fees of approximately $53,000 during 2008 to a firm at which director Munns is a partner.

Lastly, during 2007 we purchased the primary residence from subsidiary bank President Timothy A. Pierson for $730,000 as part of a relocation package. The purchase price was determined by a real estate appraisal.

NOMINATING COMMITTEE

We have established a nominating committee of the Board of Directors consisting of directors Oakley (Chairman), Bingham and Gregg-Strimenos, each of whom is an independent director as defined under the rules of the National Association of Securities Dealers. The committee held one meeting for 2008. The nominating committee operates pursuant to a written charter that has the exclusive right to recommend candidates for election as directors to the Board. A copy of this charter is included on the Company’s website at www.csflbanks.com. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, candidates must be aware of the director’s vital part in our good corporate citizenship and corporate image, have time available for meetings and consultation on CenterState matters, and be willing to assume broad, fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The nominating committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders. The nominating committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to our President at our principal executive offices not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in the solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Our Board has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to our Board of Directors at 42745 U.S. Highway 27, Davenport, Florida 33837, attention: President and Chief Executive Officer. All communications will be compiled by the President and Chief Executive Officer and submitted to the members of the Board.

AUDIT COMMITTEE REPORT

Our Board of Directors has an Audit Committee which consists of Messrs. Rocker, Oakley, Nunez, Blanchard and Carlton each of whom is an independent director pursuant to the independence standards of the Sarbanes-Oxley Act of 2002, and as defined under the rules of the National Association of Securities Dealers. Mr. Blanchard was appointed to the Committee at the April 29, 2008 Board of Directors meeting, and Mr. Carlton was appointed to the Committee simultaneously with his appointment to the Board of Directors effective May 29, 2008. The remaining Committee members served for the entire year of 2008. Mr. Nunez, has been designated a “financial expert” pursuant to the provisions of the Sarbanes-Oxley Act of 2002. The board of directors has deemed Mr. Nunez properly qualified and that he meets the criteria for “financial expert” as defined by the Sarbanes-Oxley Act of 2002, which basically is limited to those who have prepared or audited comparable company financial statements. The Committee held eight meetings during 2008. The Audit Committee of the

Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. A copy of this Audit Committee charter and the Company’s pre-approval policy for audit and non-audit services are included in the Company’s website at www.csflbanks.com.

The responsibilities of the Audit Committee include recommending to the Board an auditing firm to serve as our independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, our internal audit personnel and the independent auditors regarding the following:

•	the plan for, and the independent auditors’ report on, each audit of our financial statements, and

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules

This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter. The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2008 was compatible with applicable independence standards.

Management is responsible for the preparation and presentation of our financial statements and its overall financial reporting process and, with the assistance of our internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in our annual report. The Committee took a number of steps in making this recommendation for 2008. First, the Audit Committee discussed with our independent auditors, those matters the auditors communicated to the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the auditor’s independence with the auditors and received a letter from the auditors regarding independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with our management and the auditors, our audited financial statements as of, and for the year ended, December 31, 2008.

Based on the discussions with the auditors concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board that our Annual Report on Form 10-K include these financial statements.

Audit Committee
J. Thomas Rocker, Chairman
G. Tierso Nunez II
Thomas E. Oakley
G. Robert Blanchard, Jr.
C. Dennis Carlton

INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has the authority to select the independent public accountants to audit our consolidated financial statements for the current year ending December 31, 2009. Crowe Horwath LLP (formerly Crowe Chizek and Company LLC) has audited our consolidated financial statements for the three year period ending December 31, 2008 and the Audit Committee has selected the firm to audit our consolidated financial statements for the current year ending December 31, 2009. We anticipate that a representative of Crowe Horwath LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from the shareholders.

Fees Paid to the Independent Auditor

The following sets forth information on the fees paid by us to Crowe Horwath LLP for 2008 and 2007.

	2008	2007
Audit fees	$236,975	$233,649
Audit-related fees	—	—
Tax fees	—	—

Subtotal	236,975	233,649
All other fees	10,509	4,925

Total fees	$247,484	$238,574

Services Provided by Crowe Horwath LLP

All services rendered by Crowe Horwath LLP in 2008 and 2007 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. (The Audit Committee’s pre-approval policy with respect to non-audit services is set forth as Appendix A to this proxy statement.) Pursuant to SEC rules, the fees paid to Crowe Horwath for services are disclosed in the table above under the categories listed below.

1) Audit Fees—These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2) Audit-Related Fees—These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. No such services were performed in 2008 or 2007.

3) Tax Fees—These are fees for professional services performed by Crowe Horwath with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for us and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items. No such services were performed in 2008 or 2007.

4) All Other Fees—These are fees for other permissible work performed by Crowe Horwath that do not meet the above category descriptions.

These services are actively monitored (both as to spending level and work content) by our Audit Committee to maintain the appropriate objectivity and independence in the core work of Crowe Horwath, who are the auditors of our consolidated financial statements.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals of our shareholders intended to be presented at our 2010 Annual Meeting of Shareholders must be received by us at our principal executive office on or before December 1, 2009, in order to be included in our proxy statement and form of proxy relating to the 2010 Annual Meeting of Shareholders.

SECTION 16(a) REPORTING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of CenterState common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. To our knowledge, based solely upon a review of forms furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2008, all Section 16(a) filings applicable to our officers and directors were complied with in a timely fashion, except for the following. Director Maxwell filed a Form 5 on February 4, 2009 whereby he disclosed he had inadvertently failed to timely report purchases occurring between February 8, 2007 and August 16, 2007 totaling 165,099 shares. Director Gregg-Strimenos also filed a Form 5 on the same date disclosing that she had inadvertently failed to report the acquisition through inheritance of 1,108 shares that had occurred in July 2008. Lastly, executive officer John Corbett was one day late filing a Form 4 disclosing the sale of 1,000 shares.

OTHER INFORMATION

Proxy Solicitation

The cost of soliciting proxies for the Annual Meeting will be paid by us. In addition to solicitation by use of the mail, proxies may be solicited by our directors, officers, and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made to furnish copies of proxy materials to custodians, nominees, fiduciaries and brokerage houses for forwarding to beneficial owners of CenterState common stock. Such persons will be paid for reasonable expenses incurred in connection with such services.

Miscellaneous

Our management does not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote on such matters in accordance with the recommendation of our Board of Directors.

Upon the written request of any person whose proxy is solicited by this proxy statement, we will furnish to such person without charge (other than for exhibits) a copy of our Annual Report on Form 10-K for its fiscal year ended December 31, 2008, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Written requests may be made to CenterState Banks of Florida, Inc., 42745 U.S. Highway 27, Davenport, FL 33837, Attention: James J. Antal.

Appendix A

CENTERSTATE BANKS OF FLORIDA, INC.

PRE-APPROVAL POLICY

AUDIT AND NON-AUDIT SERVICES

I. Statement of Principles

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II. Delegation

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit service engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Audit services listed in Appendix I. All other Audit services not listed in Appendix II must be separately pre-approved by the Audit Committee.

IV. Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix II. All other Audit-related services not listed in Appendix II must be separately pre-approved by the Audit Committee.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services listed in Appendix III. All Tax services involving large and complex transactions not listed in Appendix III must be separately pre-approved by the Audit Committee.

VI. All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved the All Other services listed in Appendix IV. Permissible All Other services not listed in Appendix IV must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audited services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII. Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

IX. Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, or any other designated officer, and must include a joint statement as to whether, in their view, the request of application is consistent with the SEC’s rules on auditor independence.

Appendix I

Pre-Approval Policy for Audit and Non-Audit Services

Service—Audit and 10Q’s	Range of Fees
Statuary audits or financial audits for subsidiaries or affiliates of the Company Audit of Internal Control over financial reporting (SOX 404)

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters.

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services).

Appendix II

Pre-Approval Policy for Audit and Non-Audit Services

Service—Other	Range of Fees
Due diligence services pertaining to potential business acquisitions/dispositions

Financial statement audits of employee benefit plans

Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

Internal control reviews and assistance with internal control reporting requirement

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services).

Attest services not required by statute or regulation

Appendix III

Pre-Approval Policy for Audit and Non-Audit Services

Service—Tax	Range of Fees
U. S. federal, state and local tax planning and advice

U. S. federal, state and local tax planning and advice—Statutory Trust I

U. S. federal, state and local tax compliance

International tax planning and advice

International tax compliance

Review of federal, state, local and international income, franchise, and other tax returns

Licensing (or purchase) of income tax preparations software from the independent auditor, provided the functionally is limited to preparations of tax returns

Tax consulting services with respect to such matters that may arise as listed in the engagement letter

•

Licensing or purchasing income tax preparation software is permitted, so long as the functionality is limited to preparation of tax returns. If the software performs additional functions, each function must be evaluated separately for its potential effect on the auditor’s independence

Appendix IV

Pre-Approval Policy for Audit and Non-Audit Services

Service—Miscellaneous	Range of Fees

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statement of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contributions-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment advisor or investment banking services

•	Legal services

•	Expert service unrelated to the audit

*	Provision of these non-audits services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materially is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materially is itself a matter of audit judgment.

CENTERSTATE BANKS OF FLORIDA, INC.

REVOCABLE PROXY

ANNUAL MEETING, APRIL 28, 2009

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2009.

The undersigned hereby appoints C. Dennis Carlton and J. Wayne Stewart, or either of them with individual power of substitution, proxies to vote all shares of the common stock of CenterState Banks of Florida, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida, 33881, on Tuesday, April 28, 2009, at 10:00 a.m., and at any adjournment thereof.

SAID PROXIES WILL VOTE ON THE PROPOSAL SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED BELOW AND FOR APPROVAL OF THE AMENDMENT TO THE 2007 EQUITY INCENTIVE PLAN. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

1.	ELECTION OF DIRECTORS

☐	FOR the election of directors of all nominees listed below (except as marked to the contrary below)	or	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

JAMES H. BINGHAM	G. ROBERT BLANCHARD, JR.	C. DENNIS CARLTON
FRANK M. FOSTER, JR.	BRYAN W. JUDGE	SAMUEL L. LUPFER
LAWRENCE W. MAXWELL	RULON D. MUNNS	G. TIERSO NUNEZ II
THOMAS E. OAKLEY	ERNEST S. PINNER	J. THOMAS ROCKER
GAIL GREGG-STRIMENOS

(INSTRUCTION: To withhold authority to vote for any of the above listed nominees, please strike a line through that individual’s name)

2.	TO APPROVE AN AMENDMENT TO THE 2007 EQUITY INCENTIVE PLAN AS DESCRIBED IN THE ACCOMPYING PROXY MATERIAL.

FOR	AGAINST	ABSTAIN

3.	TO APPROVE IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF EXECUTIVES DISCLOSED IN THE PROXY STATEMENT.

FOR	AGAINST	ABSTAIN

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE APRIL 28, 2009 SHAREHOLDER MEETING: OUR PROXY STATEMENT AND 2008 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.

Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SHARES

DATED: , 2009

Signature

Signature if held jointly

Please print or type your name

☐	Please mark here if you intend to attend the Annual Meeting of Shareholders.